SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant Rule 14a-12

NORDSON CORPORATION
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies: Not Applicable

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(3)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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	(3)	Filing Party: Not Applicable

	(4)	Date Filed: Not Applicable

NORDSON CORPORATION

Notice of 2012

Annual Meeting

and Proxy Statement

Nordson Corporation

28601 Clemens Road

Westlake, Ohio 44145

January 23, 2012

Dear Shareholder:

It is my pleasure, on behalf of your Board of Directors, to invite you to attend our Annual Meeting of Shareholders, which will be held this year at the Atlanta Marriott Alpharetta, 5750 Windward Parkway, Alpharetta, Georgia 30005, Tuesday, February 28, 2012 at 8:30 a.m.

The accompanying Notice of Annual Meeting of Shareholders and Proxy Statement describe the items of business that will be discussed and voted upon during the meeting. It is important that you vote your shares whether or not you plan to attend the meeting. You have a choice of voting through the Internet, by telephone or by returning the enclosed proxy/voting instruction card by mail. You may also vote in person at the meeting. Please refer to the instructions in the enclosed materials. If you attend the meeting and wish to vote in person, the ballot you submit at the meeting will supersede your proxy.

We look forward to providing you a report on Fiscal Year 2011 and the first quarter of Fiscal Year 2012 which ends January 31, 2012. On behalf of management and our Board of Directors, I want to thank you for your continued support and confidence in 2012.

Sincerely,

JOSEPH P. KEITHLEY

Chairman of the Board of Directors

NORDSON CORPORATION

NOTICE OF ANNUAL MEETING

OF SHAREHOLDERS

To Be Held Tuesday, February 28, 2012

The Annual Meeting of Shareholders of Nordson Corporation will be held this year at the Atlanta Marriott Alpharetta, 5750 Windward Parkway, Alpharetta, Georgia 30005, Tuesday, February 28, 2012, at 8:30 a.m. for the following purposes:

1.	To elect as directors three nominees, named in the Proxy Statement and recommended by the Board of Directors, to serve until the 2015 Annual Meeting of Shareholders and until their successors shall have been elected and qualified;

•	The Board of Directors recommends a vote FOR all nominees

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the Fiscal Year ending October 31, 2012;

•	The Board of Directors recommends a FOR vote on this proposal

3.	To cast an advisory vote related to the compensation of Nordson Corporation’s named executive officers;

•	The Board of Directors recommends a FOR vote on this proposal

and

4.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

A Proxy Statement, Proxy/Voting Instruction Card, and Annual Report to Shareholders, which includes our Annual Report on Form 10-K for the Fiscal Year ended October 31, 2011, accompany this Notice. The Board of Directors has determined that our shareholders of record at the close of business on January 3, 2012 are entitled to notice of, and to vote at, the Annual Meeting of Shareholders.

By Order of the Board of Directors,

ROBERT E. VEILLETTE

Vice President, General Counsel

and Secretary

Westlake, Ohio

January 23, 2012

NORDSON CORPORATION

PROXY STATEMENT

FOR THE ANNUAL MEETING OF SHAREHOLDERS

FEBRUARY 28, 2012

The accompanying proxy is solicited on behalf of the Board of Directors (“Board”) of Nordson Corporation for use at the 2012 Annual Meeting of Shareholders (“Annual Meeting”). The Annual Meeting will be held at the Atlanta Marriott Alpharetta, 5750 Windward Parkway, Alpharetta, Georgia 30005, Tuesday, February 28, 2012, at 8:30 a.m. for the following purposes:

1.	To elect as directors three nominees, named in the Proxy Statement and recommended by the Board of Directors to serve until the 2015 Annual Meeting of Shareholders and until their successors shall have been elected and qualified;

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the Fiscal Year ending October 31, 2012;

3.	To cast an advisory vote related to the compensation of Nordson Corporation’s named executive officers; and

4.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

This Proxy Statement and the accompanying proxy/voting instruction card were first mailed to shareholders on or about January 23, 2012. Our 2011 Annual Report to Shareholders is enclosed with this Proxy Statement.

This Proxy Statement contains important information regarding our Annual Meeting, the proposals on which you are being asked to vote, information you may find useful in determining how to vote, and information about voting procedures. As used herein, “we,” “us,” “our,” “Nordson” or the “Company” refers to Nordson Corporation.

Important Notice Regarding the Availability of Proxy Materials for the Annual

Meeting of Shareholders to be held on February 28, 2012:

The Proxy Statement, proxy/voting instruction card and the Annual Report to Shareholders which includes our Annual Report on Form 10-K for the Fiscal Year ended October 31, 2011 are available on our website at: www.nordson.com/investors.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND THESE PROXY MATERIALS

Why am I receiving this Proxy Statement?    You have been sent this Proxy Statement because you were a shareholder, or held Nordson common stock through a broker, bank or other third party, at the close of business on January 3, 2012, the record date for shareholders entitled to vote at the Annual Meeting.

What is a proxy?    A proxy is your legal appointment of another person to vote the shares that you own in accordance with your instructions. The person you appoint to vote your shares is also called a proxy.

On the proxy/voting instruction card, you will find the names of the persons designated by the Company to act as proxies to vote your shares at the Annual Meeting. The proxies are required to vote your shares in the manner you instruct.

What is the record date for voting at the Annual Meeting?    The record date for the 2012 Annual Meeting of Shareholders is January 3, 2012.

Who can attend the Annual Meeting?    All shareholders of record as of the close of business on January 3, 2012 may attend the meeting.

What proposals may I vote on at the Annual Meeting and how does the Board recommend I vote?    The following matters will be voted on at the Annual Meeting:

#	Proposal	Board Recommendation
1	To elect as directors three nominees, named in the Proxy Statement and recommended by the Board of Directors to serve for a three-year term: Michael J. Merriman, Jr., Frank M. Jaehnert and Arthur L. George, Jr.	FOR ALL NOMINEES
2	Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for Fiscal Year 2012	FOR
3	An advisory vote on compensation paid to our named executive officers	FOR

Will any other matters be voted on?    We are not aware of any other matters on which you will be asked to vote at the Annual Meeting. If other matters are properly brought before the Annual Meeting, the proxy holders will use their discretion to vote on these matters as they may arise. Furthermore, if a nominee cannot or will not serve as director, then the proxy holders will vote for a replacement nominated by the Board. We do not expect any nominee to be unwilling to serve.

Who may vote?    Shareholders of record at the close of business on January 3, 2012 may vote. At the close of business on the record date, there were 65,187,881 shares of our common stock outstanding and entitled to vote. Each shareholder is entitled to one vote per share.

Voting for directors will be cumulative if any shareholder provides notice in writing to the President, a Vice President or the Secretary of Nordson of a desire to have cumulative voting. The notice must be received at least 48 hours before the time set for the Annual Meeting, and an announcement of the notice must be made at the beginning of the meeting by the Chairman or the Secretary, or by or on behalf of the shareholder giving the notice. If cumulative voting is in effect, each shareholder will be entitled to cast, in the election of directors, a number of votes equal to the product of the number of directors to be elected multiplied by the number of shares that the shareholder is voting. Shareholders may cast all of these votes for one nominee or distribute them among several nominees, as they see fit. If cumulative voting is in effect, shares represented by each properly submitted proxy will also be voted on a cumulative basis, with the votes distributed among the nominees in accordance with the judgment of the persons named on the proxy/voting instruction card.

What is the difference between holding shares as a shareholder of record and as a beneficial owner?

•

Shareholder of record.    If your shares are registered in your name with our registrar, Computershare Limited, you are considered the shareholder of record and these proxy materials have been sent directly to you. You may vote in person at the meeting. You may also grant us your proxy to vote your shares by telephone, via the Internet, or by mailing your signed proxy/voting instruction card in the postage-paid envelope provided. The card provides voting instructions.

•

Beneficial owner.    If your shares are held in a brokerage account, by a trustee, or by another nominee, then that other person is considered the shareholder of record. We sent these proxy materials to that other person, and they have been forwarded to you with a voting instruction card. As the beneficial owner, you have the right to direct your broker, trustee, or other nominee how to vote, and you are also invited to attend the meeting. Please refer to the information your broker, trustee, or other nominee provided to determine what voting options are available to you.

•

Beneficial owner of shares held in the Nordson Corporation Employees’ Savings Trust (401k) Plans and Nordson Corporation Employee Stock Ownership Plans (ESOP).    If you participate in our 401(k) plan and/or our ESOP, you may vote the amount of shares credited to your account as of the record date for the Annual Meeting. You do so by instructing New York Life Investment Management, the trustee of the 401(k) plan and the ESOP, pursuant to the voting instruction card being delivered with this Proxy Statement to plan participants. The trustee will vote your shares in accordance with your duly executed instructions if received by 11:59 p.m. Eastern Standard Time February 23, 2012.

How do I vote and what are the voting deadlines?

Shareholders of Record.    If you are a shareholder of record, there are several ways for you to vote your shares:

•

By Mail.    You may submit your vote by completing, signing and dating each proxy/voting instruction card received and returning it in the prepaid envelope. Sign your name exactly as it appears on the proxy/voting instruction card. Proxy/voting instruction cards submitted by mail must be received no later than 11:59 p.m. Eastern Time, February 27, 2012 to be voted at the Annual Meeting.

•

By telephone or via the Internet.    You may vote your shares by telephone or via the Internet by following the instructions provided on the proxy/voting instruction card. If you vote by telephone or via the Internet, you do not need to return a proxy/voting instruction card by mail. Internet and telephone voting are available 24 hours a day. Votes submitted by telephone or through the Internet must be received by 11:59 p.m. Eastern Time, February 27, 2012.

•

In person at the Annual Meeting.    You may vote your shares in person at the Annual Meeting. Even if you plan to attend the Annual Meeting in person, we recommend that you also submit your proxy card or voting instructions or vote by telephone or via the Internet by the applicable deadline so that your vote will be counted if you later decide not to attend the meeting.

Beneficial Owners.    If you are a beneficial owner of your shares, you should have received voting instructions from the broker, trustee or other nominee holding your shares. You should follow the instructions in the notice or voting instructions provided by your broker, trustee or nominee in order to instruct your broker, trustee or other nominee on how to vote your shares. The availability of telephone and Internet voting will depend on the voting process of the broker, trustee or nominee. Shares held beneficially may be voted in person at the Annual Meeting only if you obtain a legal proxy from the broker or nominee giving you the right to vote the shares.

All Owners.    If you receive more than one proxy card and/or voting instruction card, it is important that you vote all shares represented by the multiple cards. Each card represents different shares.

May I change my vote?    Yes. You may change your vote or revoke your proxy any time before the Annual Meeting.

Shareholders of Record.    If you are a shareholder of record, you may revoke your vote at any time before the final vote at the Annual Meeting by:

•	submitting a later-dated vote by telephone or via the Internet since only your latest Internet or telephone proxy received by 11:59 p.m. Eastern Time on February 27, 2012 will be counted;

•	returning a later-dated proxy card;

•	delivering a written revocation to our Corporate Secretary at 28601 Clemens Road, Westlake, Ohio 44145 before the Annual Meeting; or

•	attending the Annual Meeting in person and voting again.

Beneficial Owners.    If you are a beneficial owner of your shares, you must contact the broker or other nominee holding your shares and follow their instructions for changing your vote. For 401(k) plan and ESOP shares, you may revoke previously given voting instructions on or before February 23, 2012 by filing either a written notice of revocation or a properly completed and signed voting instruction card bearing a later date with New York Life Investment Management, the trustee.

What will happen if I do not vote my shares?

Shareholders of Record.    If you are the shareholder of record and you do not vote by proxy card, by telephone, via the Internet or in person at the Annual Meeting, your shares will not be voted at the Annual Meeting.

Beneficial Owners.    If you are the beneficial owner of your shares, your broker, trustee or nominee may vote your shares only on those proposals on which it has discretion to vote. Under the rules of the Securities and Exchange Commission, your broker, trustee or nominee does not have discretion to vote your shares on non-routine matters such as Proposals 1 and 3. Therefore, if you do not provide voting instructions to your broker, trustee or other nominee, your broker or other nominee may only vote your shares on Proposal 2 and any other routine matters properly presented for a vote at the Annual Meeting.

What if I do not specify how my shares are to be voted?    If you are a shareholder of record and you submit a proxy, but you do not provide voting instructions, your shares will be voted as indicated in the following table:

Proposal	Vote to be Cast
Proposal 1— Election of three nominees for director	FOR ALL NOMINEES
Proposal 2 — Ratification of Ernst & Young LLP as the independent registered public accounting firm for Fiscal Year ending October 31, 2012	FOR
Proposal 3 — Advisory vote on executive compensation	FOR

What constitutes a quorum, and why is a quorum required?    Our Regulations require a quorum of shareholders to hold our Annual Meeting. A quorum exists when at least a majority of the outstanding shares entitled to vote at the close of business on the record date (January 3, 2012) are represented at the Annual Meeting either in person or by proxy. Your shares will be counted towards the quorum if you submit a proxy or vote at the Annual Meeting. Abstentions and broker non-votes (described below) will also count towards the quorum requirement. If a quorum is not achieved, a majority of the shares present at the Annual Meeting may adjourn the meeting to a later date.

What is the effect of a broker non-vote?    Brokers or other nominees who hold Nordson common shares for a beneficial owner have the discretion to vote on routine proposals when they have not received voting instructions from the beneficial owner at least ten days prior to the Annual Meeting. Your broker is not permitted to vote on your behalf on the election of directors and other non-routine matters unless you provide specific instructions by completing and returning the proxy card or following the instructions provided to you by your broker, trustee or nominee to vote your shares via telephone or the Internet. For your vote to be counted, you need to communicate your voting instructions to your broker, trustee or nominee.

A broker non-vote occurs when a broker or other nominee does not receive voting instructions from the beneficial owner and does not have the discretion to direct the voting of the shares. Broker non-votes will be counted for purposes of calculating whether a quorum is present at the Annual Meeting, but will not be counted for purposes of determining the number of votes present in person or represented by proxy and entitled to vote with respect to a particular proposal. Thus, a broker non-vote will not impact our ability to obtain a quorum and will not otherwise affect the outcome of the vote on a proposal that requires a plurality of votes cast (Proposal 1) or the approval of Proposal 2 since brokers have discretion to vote uninstructed shares on that proposal. Broker non-votes will affect the outcome of the vote on Proposal 3. It is important that you provide voting instructions for all shares you own beneficially.

What is the vote required for each proposal?

Proposal	Vote Required	Broker Discretionary Voting Permitted
Proposal 1 — Election of three nominees for director	Plurality of Votes Cast	No
Proposal 2 — Ratification of Ernst & Young, LLP as our independent registered public accounting firm for Fiscal Year 2012	Majority of the Shares Entitled to Vote and Present in Person or Represented by Proxy	Yes
Proposal 3 — Advisory vote on compensation paid to our named executive officers	Majority of the Shares Entitled to Vote and Present in Person or Represented by Proxy	No

With respect to Proposal 1, you may vote FOR all nominees, WITHHOLD your vote as to all nominees, or vote FOR all nominees except those specific nominees from whom you WITHHOLD your vote. Nominees receiving the most FOR votes will be elected. A properly executed proxy marked WITHHOLD with respect to the election of one or more nominees will not be voted with respect to the nominee or nominees indicated. Proxies may not be voted for more than three nominees.

With respect to Proposals 2 and 3, you may vote FOR, AGAINST or ABSTAIN. If you ABSTAIN from voting on Proposals 2 or 3, the abstention will have the same effect as an AGAINST vote.

Who will count the votes?    Broadridge Financial Solutions, Inc. has been engaged as our independent agent to receive and tabulate shareholder votes. Broadridge will separately tabulate FOR, AGAINST and WITHHOLD votes, abstentions, and broker non-votes. The Inspectors of Election will certify the election results and perform any other acts required by Ohio Corporation Law.

What happens if the annual meeting is adjourned or postponed?    Your proxy will still be effective and will be voted at the rescheduled Annual Meeting. You will still be able to change or revoke your proxy until it is voted.

Who is paying for the costs of this proxy solicitation?    We will bear the expense of soliciting proxies. Proxies may also be solicited in person, by telephone or electronically by Nordson personnel who will not receive additional compensation for such solicitation. Copies of proxy materials and the Annual Report to Shareholders will be supplied to brokers and other nominees for the purpose of soliciting proxies from beneficial owners, and we will reimburse such brokers or other nominees for their reasonable expenses.

How will I know the results of the Annual Meeting?    The final voting results will be tallied by our Inspectors of Elections and published in a Current Report on Form 8-K that we expect to file within four business days of the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the Annual Meeting, we intend to file a Form 8-K to disclose preliminary voting results and, within four business days after the final results are known, we will file an additional Form 8-K to disclose the final voting results.

Delivery of voting materials to shareholders sharing an address.    To reduce the expense of delivering duplicate materials to shareholders sharing the same address, we have adopted a procedure approved by the Securities and Exchange Commission called “householding.” Under this procedure, certain shareholders of record who have the same address and last name will receive only one copy of the Annual Report to Shareholders and proxy materials until such time as one or more of these shareholders notifies us that they wish to receive individual copies. Shareholders of record in the same household continue to receive separate proxy cards.

We will mail materials that you request at no cost. You may contact us with your request by writing to or calling Corporate Communications, Nordson Corporation, 28601 Clemens Road, Westlake, Ohio, 44145 or 440-414-5606. You can also access the Proxy Statement and Annual Report online on our website at: www.nordson.com/investors.

How do I submit director nominations or shareholder proposals for the 2013 Annual Meeting?

Shareholder Proposals Submitted Under Rule 14a-8

Assuming that our 2013 Annual Meeting is held within thirty days of the anniversary of the 2012 Annual Meeting, any shareholder who wishes to submit a proposal for consideration at next year’s meeting and for inclusion in next year’s proxy statement under Rule 14a-8 of the Securities Exchange Act of 1934 should send the proposal c/o Secretary, Nordson Corporation, 28601 Clemens Road, Westlake, Ohio 44145 for receipt on or before September 25, 2012.

Proposals and Director Nominations Submitted Pursuant to our Regulations

Additionally, under our Regulations, a shareholder may submit a proposal for consideration at next year’s Annual Meeting of Shareholders, but not for inclusion in the Proxy Statement, if the shareholder provides written notice no earlier than 90 days and no later than 60 days prior to the 2013 Annual Meeting. Assuming that the 2013 Annual Meeting will be held on February 26, 2013, that means notice of such proposals must be received no earlier than November 28, 2012 and no later than December 28, 2012. The Company will publicly announce the date of the 2013 Annual Meeting in a timely manner. Our Regulations are available on our website at: www.nordson.com/governance.

A shareholder may nominate a candidate for election as a director at the 2013 Annual Meeting of the Shareholders provided the shareholder (i) is a shareholder of record at the time the shareholder gives notice of the nomination, (ii) is entitled to vote at the meeting in the election of directors, and (iii) has given timely written notice of the nomination to the Secretary. Similar to the timeliness requirements under our Regulations described above, the notice of the nomination must be received no earlier than 90 days and no later than 60 days prior to the meeting. Assuming the 2013 Annual Meeting is held on February 26, 2013, the deadlines would be no earlier than November 28, 2012 and no later than December 28, 2012. The Governance and Nominating Committee will assess the qualifications of the candidate according to criteria set out in Nordson Corporation’s Governance Guidelines, which are available on our website at: www.nordson.com/governance. For a candidate to be considered for election as a director or for business to be properly requested by a shareholder to be brought before an annual meeting of shareholders, the shareholder must comply with all of the requirements of our

Regulations, not just the timeliness requirements described above. All proposals for inclusion in the proxy materials, notices of proposals, suggestions for nominees for election to our Board should be sent to c/o Secretary, Nordson Corporation, 28601 Clemens Road, Westlake, Ohio 44145.

If the notices delivered pursuant to the Regulations are not timely received, then we will not be required to present such proposals or nominations, as applicable, at the 2013 Annual Meeting. If the Board chooses to present any information submitted after the deadlines set forth in the Regulations (other than pursuant to Rule 14a-8 of the Securities Exchange Act of 1934) at the 2013 Annual Meeting, then the persons named in proxies solicited by the Board for the 2013 Annual Meeting may exercise discretionary voting power with respect to such information.

YOUR VOTE IS VERY IMPORTANT, SO PLEASE VOTE.

Promptly return your proxy card or vote via telephone or the Internet,

which will help to reduce the cost of this solicitation.

This Proxy Statement and the enclosed proxy card are being mailed to shareholders of record on or about January 23, 2012. Nordson’s executive offices are located at 28601 Clemens Road, Westlake, Ohio 44145, telephone number (440) 892-1580.

PROPOSAL 1: ELECTION OF DIRECTORS WHOSE TERMS EXPIRE IN 2015

Our Regulations require us to have at least nine directors with not less than three directors in each of three classes. Each of the directors serves for a term of three years and until a qualified successor is elected. The Board currently has nine directors.

The Governance and Nominating Committee is responsible for identifying and evaluating nominees for director and for recommending to the Board a slate of nominees for election at the Annual Meeting of Shareholders. The Governance and Nominating Committee has recommended to the Board, and the Board has approved, the persons named as nominees for terms expiring in 2015 and, unless otherwise marked, a proxy will be voted for such nominees. Mr. Merriman currently serves as a director, last elected by the shareholders at the 2009 Annual Meeting. All nominees have agreed to stand for election to a three-year term.

It is intended that proxies that are submitted but do not withhold the authority to vote for any or all of the nominees will be voted for the election as directors of all of the persons named below. At this time, the Board knows of no reason why any nominee might not be a candidate at the 2012 Annual Meeting.

The name and age of each of the three nominees for election as directors for terms expiring in 2015, as well as present directors whose terms will continue after the meeting, appear below together with his or her principal occupation for at least the past five years, the year each became a director of the Company and certain other information.

Nominees For Terms Expiring in 2015

Name	Age	Business Experience and Directorships for Previous Five Years and Qualifications to Serve	Director Since
Arthur L. George, Jr.	50	Business Experience. Mr. George has served as Senior Vice President and Manager, Analog Engineering Operations of Texas Instruments Incorporated (NASDAQ GS: TXN) since 2011. Texas Instruments is one of the world’s largest semiconductor companies and a highly innovative, high performing global leader in analog, embedded processing and wireless technologies. Mr. George was Senior Vice President and Worldwide General Manager, High Performance Analog of Texas Instruments from 2006 to 2011.	—
		Key Attributes, Experiences and Skills. Mr. George brings to the Board significant executive general management experience as well as extensive operational and new product development experiences in high technology markets. Mr. George’s experience with High Performance Analog products used in a wide range of industrial products gives him insight to a diverse set of industries and affords the Board a unique perspective in identifying strategic and tactical risks attendant to the semiconductor electronics market.
Frank M. Jaehnert	54	Business Experience. Mr. Jaehnert has been Chief Executive Officer and President of Brady Corporation (NYSE: BRC) since April 1, 2003. Brady Corporation is an international manufacturer and marketer of complete solutions that identify and protect premises, products and people. Brady’s core capabilities in manufacturing, channel management, printing systems, precision engineering and materials expertise make it a leading supplier to customers in general manufacturing, maintenance and safety, process industries, construction, electrical, telecommunications, electronics, laboratory/healthcare, airline/transportation, brand protection, education, governmental, public utility, and a variety of other industries.	—
		Key Attributes, Experiences and Skills. Mr. Jaehnert brings extensive, broad-based international business and executive management and leadership experience to our Board, and, coupled with a demonstrated execution of strategic vision and a well-developed understanding of financial accounting and financial matters, compliments strongly the skill sets of our present directors.
Michael J. Merriman, Jr.	55	Business Experience. Mr. Merriman has been an Operating Advisor of Resilience Capital Partners LLC since June 2008. Resilience is a private equity firm focused on principal investing in lower middle market underperforming and turnaround situations. Mr. Merriman is a business consultant for Product Launch Ventures, LLC, a company that he founded in 2004 to pursue consumer product opportunities and provide business advisory services. Mr. Merriman served as President and Chief Executive Officer of The Lamson & Sessions Co., a manufacturer of thermoplastic conduit, fittings and electrical switch and outlet boxes from November 2006 to November 2007. Mr. Merriman served as Senior Vice President and Chief Financial Officer of American Greetings Corporation (NYSE: AM), a designer, manufacturer and seller of greeting cards and other social expression products from September 2005 until November 2006.	2008

Name	Age	Business Experience and Directorships for Previous Five Years and Qualifications to Serve	Director Since
Other Directorships in Previous 5 Years. Mr. Merriman is presently a director of American Greetings Corporation; Regis Corporation (NYSE: RGS), the beauty industry’s global leader in beauty salons, hair restoration centers and cosmetology education and OMNOVA Solutions Inc. (NYSE: OMN), a technology-based company and an innovator of emulsion polymers, specialty chemicals, and decorative and functional surfaces for a variety of commercial, industrial and residential end uses.
Key Attributes, Experiences and Skills. Mr. Merriman brings to the Board financial acumen, significant public accounting experience, experience gained by service on boards of directors of other publicly-traded companies and product development expertise. Mr. Merriman has significant finance, financial reporting and accounting expertise and was formerly a certified public accountant, which provides the Board with valuable expertise and qualifies him as a “financial expert” on the Audit Committee, as described under the section “Audit Committee.” In addition, because of his wide range of management experience, including as a former partner at Arthur Andersen & Co. and his service as chief financial officer of American Greetings, Mr. Merriman provides valuable insight into the company’s operations as well as its interactions with investors and financial analysts.

Present Directors Whose Terms Expire in 2013

Name	Age	Business Experience and Directorships for Previous Five Years and Qualifications to Serve	Director Since
Lee C. Banks	48	Business Experience. Mr. Banks has served as Executive Vice President and Operating Officer of Parker Hannifin Corporation since 2008. Parker Hannifin Corporation (NYSE: PH) is the world’s leading diversified manufacturer of motion and control technologies and systems, providing precision-engineered solutions for a wide variety of mobile, industrial and aerospace markets. Mr. Banks was Senior Vice President and Operating Officer of Parker Hannifin from 2006 to 2008 and served as its Worldwide President, Hydraulics Group from 2003 to 2006.	2010
		Key Attributes, Experiences and Skills. As a senior executive with a multinational corporation, Mr. Banks provides the Board with significant executive general management and operational experiences and a unique perspective in identifying strategic and tactical risks attendant to a multinational sales, distribution, manufacturing and operational footprint.
Randolph W. Carson	60	Business Experience. From 2000 to February 2009, Mr. Carson served as Chief Executive Officer of the Electrical Group of Eaton Corporation (NYSE: ETN), a global diversified industrial manufacturer and technology leader in electrical components and systems for power quality, distribution and control. Mr. Carson retired from Eaton in May 2009 following 10 years with the company. Prior to Eaton Corporation, Mr. Carson held several executive positions with Rockwell International.	2009
		Other Directorships in Previous 5 Years. Mr. Carson is presently a director of Fairchild Semiconductor Inc. (NYSE: FSC), a leading global manufacturer of semiconductor devices; Graftech International Inc. (NYSE: GTI), a global manufacturer of carbon and graphite products; and the Southwire Company, the leading North American supplier of wire and cable products.

Name	Age	Business Experience and Directorships for Previous Five Years and Qualifications to Serve	Director Since
		Key Attributes, Experiences and Skills. Our Board believes that Mr. Carson’s deep operational experience in global industrial businesses enables him to provide unique insight to our Board with respect to meeting marketplace challenges, implementing LEAN and other productivity initiatives, integrating business units and anticipating and planning for commercial risk and uncertainties. Together with his experience, strategic vision and understanding of financial accounting and financial matters, our Board believes Mr. Carson is well qualified to serve as a member of our Board. Mr. Carson’s public company board experience contributes to his familiarity with current issues that assists in identifying and addressing matters that come before the Governance & Nominating and Audit Committees on which he serves.
Michael F. Hilton	57	Business Experience. Mr. Hilton became Nordson’s President and Chief Executive Officer effective January 16, 2010. Prior to his joining Nordson, Mr. Hilton was Senior Vice President and General Manager for Air Products and Chemicals Inc. (NYSE: ADP) with specific responsibility for leading the company’s $2 billion global Electronics and Performance Materials segment. From October 2006 through September 2007, Mr. Hilton was Vice President and General Manager of Air Products and Chemicals’ Electronics and Performance Materials segment. Mr. Hilton served as Air Products and Chemicals’ Vice President, Electronics Business from 2003 to 2006. Air Products and Chemicals Inc. serves customers in industrial, energy, technology and healthcare markets worldwide with a unique portfolio of atmospheric gases, process and specialty gases, performance materials, and equipment and services.	2010
		Key Attributes, Experiences and Skills. Mr. Hilton is the only member of Nordson’s management serving on the Board. Mr. Hilton has over 30 years of global manufacturing industry experience. Mr. Hilton brings to the Board an intimate understanding of management leadership, strategy development and day-to-day operations of a multinational company, including product line management, new product, technology and talent development, manufacturing, distribution and other sales channels, business processes, international operations and global markets.
Victor L. Richey, Jr.	54	Business Experience. Mr. Richey has served as Chairman of the Board, President and Chief Executive Officer of ESCO Technologies Inc. (NYSE: ESE) since 2003. ESCO Technologies is a diversified manufacturer of special purpose utility solutions for electric, gas and water utilities, including hardware and software to support advanced metering applications and fully automated intelligent instrumentation; engineered filtration products to the aviation, space and process markets worldwide; and is the industry leader in RF shielding and EMC test products.	2010
		Other Directorships in Previous 5 Years. Mr. Richey is presently Chairman of the Board of ESCO Technologies Inc.
		Key Attributes, Experiences and Skills. The Board believes Mr. Richey’s extensive experience as Chairman and Chief Executive Officer of a diversified global producer and marketer of technology, and his significant executive management and board experience at public and private companies within some of our end markets, including the semiconductor industry provides a breadth of skills critical to the Board’s ability to discharge its oversight responsibility.

Present Directors Whose Terms Expire in 2014

Name	Age	Business Experience and Directorships for Previous Five Years and Qualifications to Serve	Director Since
Joseph P. Keithley	63	Business Experience. Mr. Keithley has served as Chairman of the Board of Nordson Corporation since February 2010. He served as Chairman of the Board of Keithley Instruments, Inc., a provider of measurement solutions to the semiconductor, fiber optics, telecommunications and electronics industries from 1991 and a member of its Board of Directors from 1986 until December 2010 when Keithley Instruments was purchased by Danaher Corporation. He also served as Keithley Instruments, Inc.’s Chief Executive Officer from November 1993 to December 2010 and as President from May 1994 to December 2010.	2001
		Other Directorships in Previous 5 Years. Mr. Keithley previously served as Chairman of the Board of Keithley Instruments and currently serves as a director of Materion Corporation (NYSE: MTRN), an integrated producer of high performance engineered materials used in a variety of electrical, electronic, thermal and structural applications and Axcelis Technologies, Inc. (NASDAQ GS: ACLS), a provider of equipment and service solutions for the semiconductor manufacturing industry.
		Key Attributes, Experiences and Skills. Mr. Keithley brings an extensive, broad-based international business and executive management and leadership experience from his leadership roles at Keithley Instruments, Inc. to his role as Chairman of our Board of Directors. Among other things, Mr. Keithley draws upon his extensive knowledge in the global semiconductor and electronics industries garnered while leading Keithley Instruments, Inc. Mr. Keithley also has extensive public company board and governance experience.
Mary G. Puma	53	Business Experience. Ms. Puma is presently Chairman of the Board and Chief Executive Officer of Axcelis Technologies, Inc. (NASDAQ GS: ACLS), a provider of equipment and service solutions for the semiconductor manufacturing industry. Previous to her election as President and Chief Executive Officer of Axcelis in January 2002, Ms. Puma served as Axcelis’ President and Chief Operating Officer from May 2000 to January 2002.	2001
		Other Directorships in Previous 5 Years. Ms. Puma is presently Chairman of the Board of Axcelis Technologies, Inc.
		Key Attributes, Experiences and Skills. Ms. Puma contributes extensive general management experience in an international, technology-driven business and a thorough knowledge of corporate governance and strategy development. Ms. Puma brings valuable experience with compensation and succession planning issues to our Compensation and Governance & Nominating Committees, respectively.
William L. Robinson	70	Business Experience. For the last twelve years, Mr. Robinson has been a professor of law at the University of the District of Columbia’s David A. Clarke School of Law, currently in the capacity of Distinguished Professor of Law.	1995

Name	Age	Business Experience and Directorships for Previous Five Years and Qualifications to Serve	Director Since
Key Attributes, Experiences and Skills. Mr. Robinson possesses a life-long commitment to promoting diversity in academia and in the board room and has been at the forefront of the American civil rights movement. Mr. Robinson has broad legal expertise, with a particular emphasis on employment law, and brings these commitments and his expertise to his role as a director. Mr. Robinson has developed significant knowledge of the Company, having served on the Board since 1995. Reflective of his credentials to serve on our Board, in 2007, Mr. Robinson was honored with the University of the District of Columbia’s Distinguished Leadership Award, which recognizes members of the university community whose life work exemplifies outstanding leadership. His experience in promoting diversity serves the Company well in Mr. Robinson’s role as chairman of the Governance & Nominating Committee.

Former directors Benedict Rosen and William Madar retired from our Board in 2011. As previously disclosed, Dr. Ignat will retire effective with the expiration of his term on February 28, 2012.

No shareholder or group that beneficially owns 1% or more of our outstanding common shares has recommended a candidate for election as a director at the 2012 Annual Meeting of Shareholders.

Required Vote

The election of directors requires the affirmative vote of the holders of a plurality of the shares of common stock voting at the meeting. Under the plurality voting standard, the nominees receiving the most “for” votes will be elected, regardless of whether any nominee received a majority of the votes. Only shares that are voted in favor of a particular nominee will be counted toward such nominee’s achieving a plurality. Shares present at the meeting that are not voted for a particular nominee or shares present by proxy where the shareholder properly withheld authority to vote for such nominee (including broker non-votes) will not be counted toward such nominee’s achieving a plurality, but will be counted for quorum purposes.

RECOMMENDATION REGARDING PROPOSAL 1:

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR”

THE ELECTION OF ALL NOMINEES AS DIRECTORS.

PROXIES RECEIVED BY THE BOARD WILL BE VOTED FOR ALL NOMINEES UNLESS

SHAREHOLDERS SPECIFY A CONTRARY VOTE.

CORPORATE GOVERNANCE

Corporate Governance Documents

The following corporate governance documents are available on our website at: www.nordson.com/governance.

• Governance Guidelines	• Related Persons Transaction Policy
• Committee Charters	• Share Ownership Guidelines
• Director Recruitment and Performance Guidelines	• Code of Ethics and Business Conduct

The Governance Guidelines contain general principles regarding the functions of Nordson’s Board of Directors (the “Board”) and Board Committees. The 2011 Annual Report to Shareholders which includes our Annual Report on Form 10-K and this Proxy Statement are available on our website at: www.nordson.com/investors. Upon request, copies of the Annual Report to Shareholders will be mailed to you (at no charge) by contacting Attn: Corporate Communications, Nordson Corporation, 28601 Clemens Road, Westlake, Ohio 44145.

Director Independence

In accordance with the listing standards of The NASDAQ Stock Market LLC (NASDAQ), and our Corporate Governance Guidelines, the Board must consist of a majority of independent directors. The Board has determined that Messrs. Banks, Carson, George, Jaehnert, Keithley, Merriman, Richey, Robinson, and Ms. Puma each satisfy the definition of “independent director” under these listing standards. Mr. Hilton is not an independent director as he serves as the company’s President and Chief Executive Officer. In making this determination, the Board reviewed the information provided by the directors and Nordson with regard to each director’s business and personal activities as they may relate to Nordson and its management.

For a director to be considered independent under the NASDAQ listing standards, the Board must affirmatively determine that a director has no direct or indirect material relationship with Nordson. A director is independent if he/she has no material relationship with us or our affiliates either directly or indirectly as a partner, shareholder or officer of an organization that has a relationship with our Company and meets the standards for independence as defined by the rules of NASDAQ. Such relationships can include commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, among others.

More specifically, a director is not considered independent if:

•	he/she is currently employed, or has been employed within the past three years, by us or any of our affiliates;

•

the director (or his/her immediate family member as defined by NASDAQ) accepted compensation from us or any of our affiliates in excess of $120,000 during any twelve month period within the past three years (other than compensation for board service, retirement plan benefits, or non-discretionary compensation, or compensation paid to a family member who is an employee (other than an executive officer));

•	the director has an immediate family member who is, or has been in the past three years, employed by us or any of our affiliates as an executive officer;

•

the director (or any immediate family member) is or has been a partner, controlling stockholder or an executive officer of any business to which we made, or from which we received, payments (other than those which arise solely from investments in our securities) that exceed five percent of such entity’s consolidated gross revenues for that year, or $200,000, whichever is more, in any of the past three years;

•	the director (or his/her immediate family member) is or has been employed as an executive officer of another entity where any of our executive officers serve on that entity’s compensation committee;

•

he/she (or any immediate family member) is a current partner of our independent registered public accounting firm, Ernst & Young LLP, or either the director (or an immediate family member) has been a partner or employee of Ernst & Young LLP in the past three years and worked on our audit during that time; or

•	the director participated in the preparation of our (or any of our current subsidiaries’) financial statements at any time during the past three fiscal years.

In addition, on an annual basis, each member of the Board is required to complete a questionnaire designed in part to provide information to assist the Board in determining whether the director is independent.

Director Qualifications

Our directors play a critical role in guiding Nordson’s strategic direction and overseeing the management of the Company. The Board believes that diversity along multiple dimensions, including opinions, skills, perspectives, personal and professional experiences and other differentiating characteristics, is an important element of its director nomination recommendations. To that end, the Board has adopted Director Recruitment and Performance Guidelines (the “Recruitment Guidelines”) to assist the Board and the Governance and Nominating Committee in identifying and recruiting directors to serve on the Board. The Board considers each nominee in the context of the Board as a whole, with the objective of assembling a Board that can best maintain the success of our business. The Board seeks to include an array of skills and experience in its overall composition rather than requiring every director to possess the same skills, perspective, and interests. The Recruitment Guidelines are implemented by seeking to identify candidates that bring diverse skill sets, backgrounds, and experiences, including ethnic and gender diversity, to the Board when director candidates are needed.

An example of the process engaged in by the Board to identify qualified candidates for director was the search that culminated in the election of the most recently added directors — Messrs. Banks and Richey. The Board of Directors retained a search firm to assist the Board in identifying candidates that not only met the Recruitment Guidelines but also a set of specific criteria deemed appropriate given the skills and experiences of the directors that had recently retired or were about to retire from the Board. Included in the search criteria were skills and experiences such as leading a company or division of a sophisticated, business-to-business industrial enterprise similar in size to Nordson that has a material percentage of sales (at least 25 percent-plus) derived from non-US customers; having substantive global experience with a company composed of multiple business units in an innovative and research and product development-based environment; and prior exposure to corporate governance as the result of public company board service or the experience of working with the board of directors and governance process. The effectiveness of the process is evident by the contributions made to the Board by Messrs. Banks and Richey since their election in 2010. Also, it was through this same rigorous process that Messrs. George and Jaenhert, nominees for election during the 2012 Annual Meeting, were identified as candidates qualified to serve as members of our Board.

The Governance and Nominating Committee periodically reviews the Board’s membership in light of our business model and strategic objectives, considers whether the directors possess the requisite skills, experience and perspectives to oversee the Company in achieving these objectives, and may seek additional directors from time to time as a result of its consideration. Qualified candidates are evaluated without regard to race, color, religion, sex, ancestry, national origin or disability.

Code of Ethics and Business Conduct

We have a Code of Ethics and Business Conduct (the “Code”) that addresses our commitment to honesty and integrity and the ethical behavior of our directors, officers and employees with current and potential customers, fellow employees, competitors, government and self-regulatory agencies, investors, the public, the media and anyone else with whom we have or may have contact. Violations of any of the standards of the Code will be met with appropriate disciplinary action, up to and including termination of employment. Retaliation against any director, officer or employee who files a report concerning what he or she reasonably believes to be conduct that violates the Code is strictly prohibited.

Communications with the Board of Directors

Shareholders may communicate with the Board, the Chairman of the Board, a Board committee, the non-employee directors as a group, or individual directors by sending written communications addressed to the Board of Directors, a Board committee or such individual director or directors, c/o Secretary, Nordson Corporation, 28601 Clemens Road, Westlake, Ohio 44145.

Each communication should specify the applicable addressee or addressees to be contacted as well as the general topic of the communication. Our Secretary will initially receive and process communications before forwarding them to members of the Board to whom the communication is directed, or if the communication is not directed to any specific member(s) of the Board, to the Chairperson of the Governance and Nominating Committee. We generally will not forward a shareholder communication that is primarily commercial in nature, relates to an improper or irrelevant topic, or requests general information about us. Concerns about accounting or auditing matters or possible violations of our Code of Ethics and Business Conduct should be reported pursuant to the procedures outlined in the Code.

Board Leadership Structure

Our Governance Guidelines require us to have either an independent Chairman of the Board or a presiding independent director if the positions of Chairman and Chief Executive Officer are held by the same person. The Guidelines set forth the responsibilities of the Chairman of the Board and the Presiding Director when the Chairman of the Board and Chief Executive Officer positions are combined. At present, the Chairman of the Board of Directors position is separate from the Chief Executive Officer position.

This structure provides independent oversight of management while permitting our Chief Executive Officer, Michael Hilton, to focus his time and energy on setting the strategic direction for the Company, overseeing daily operations, engaging with external constituents, developing and mentoring our future leaders, and promoting employee engagement at all levels of the organization. Meanwhile, our independent Chairman Joseph Keithley leads the Board in the performance of its duties by establishing agendas and ensuring appropriate meeting content (in collaboration with Mr. Hilton), presiding during regularly held executive sessions with our independent directors, actively engaging with all independent directors and Mr. Hilton between Board meetings and providing overall guidance to Mr. Hilton as to the Board’s views and perspectives, particularly on the strategic direction of the Company.

Executive Sessions

Pursuant to our Governance Guidelines, non-management directors meet in regularly scheduled executive sessions without management. The Chairman (or, when our Chairman is an executive officer, the Lead Independent Director) chairs all regularly scheduled executive sessions of the Board, and also has authority to convene meetings of the non-management directors at any time with appropriate notice. Chairman Keithley presided at executive sessions of our independent directors at every Board meeting in 2011.

Oversight of Risk Management

The Board as a whole exercises its oversight responsibilities with respect to material risks we face in a global market, including operational, financial, strategic, competitive, reputational, legal and regulatory risks. The Board has delegated responsibility for the oversight of specific risks to Board committees. With the oversight of our Board, our officers are responsible for the day-to-day management of the material risks we face. In its oversight role, our Board has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed. The involvement of the Board in setting our business strategy at least annually is a key part of its oversight of risk management, its assessment of management’s appetite for risk and its determination of what constitutes an appropriate level of risk for Nordson Corporation. The Board regularly receives updates from management and outside advisors regarding this oversight responsibility.

In addition, our Board committees each oversee certain aspects of risk management. For example, our Audit Committee is responsible for overseeing risk management of financial matters, financial reporting, the adequacy of our risk-related internal controls, and internal investigations. Our Compensation Committee oversees risks related to the executive officer compensation program such as that attendant to incentive-driven compensation plans. Our Governance and Nominating Committee oversees governance related risks, such as Board independence and director succession planning.

Senior management attends Board and Board committee meetings at the invitation of the Board or its committees and is available to address any questions or concerns raised by the Board on risk management and any other matters. Annually, the Board holds strategic planning sessions with senior management to discuss strategies, key challenges, and risks and opportunities for the Company.

Both the Audit Committee and the Compensation Committee of the Board also rely on the advice and counsel of our independent auditors and compensation consultant, respectively, to raise awareness of any risk issues that may arise during their regular reviews of our financial statements, audit work and executive compensation policies and practices, as applicable. The Board is kept abreast of its Committees’ risk oversight and other activities via reports of the Committee Chairpersons to the full Board.

Attendance at the Annual Meeting of Shareholders

Directors are expected to attend the Annual Meeting of Shareholders and all Board meetings and meetings of committees on which a director serves. During the last fiscal year, each incumbent director attended at least seventy-five percent of the meetings of the Board and of the committees on which he or she served. All incumbent directors attended the 2011 Annual Meeting of Shareholders.

Review of Transactions with Related Persons

The Board has adopted a written policy regarding the review and approval of transactions, involving certain persons that are required to be disclosed in proxy statements, which are commonly referred to as “related person transactions.” Related parties include our directors, nominees for election as a director, persons controlling over 5% of our common shares, executive officers, and the immediate family members of each of these individuals. Under the written policy, Nordson’s Audit Committee is responsible for reviewing and approving any related person transactions and will consider factors it deems appropriate, including:

•	the approximate dollar amount involved in the transaction, including the amount payable to the related person;

•	the nature of the interest of the related person in the transaction;

•	whether the transaction may involve a conflict of interest;

•

whether the transaction involves the provision of goods or services to Nordson that are available from unaffiliated third parties and, if so, whether the related person transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances; and

•	the purpose of the transaction and any potential benefits to Nordson.

There are no related person transactions to report in this Proxy Statement. Mr. Banks, a director, serves as Executive Vice President and Operating Officer of Parker Hannifin Corporation. Parker Hannifin Corporation is a supplier of components to a number of our business units in volumes that are insignificant when compared to the Parker Hannifin Corporation’s and Nordson’s annual revenue for 2011. All purchases were conducted at arms-length. We have a monitoring and reporting program with respect to purchases of products supplied by a company which may employ a director to ensure the avoidance of any conflicts of interest resulting from our relationship.

Self-Assessments

On a regular basis, the Board conducts a self-assessment to determine, among other matters, whether the Board and the Committees are functioning effectively. The independent directors also undertake a peer assessment of other independent directors as part of this self-assessment process. The Audit, Compensation, and Governance and Nominating Committees are also required to each conduct a self-assessment. The Governance and Nominating Committee is responsible for overseeing this self-assessment process.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

Board of Directors.    Our Board of Directors has five regularly scheduled meetings each year. Special meetings are held as necessary. In addition, management and the directors communicate informally on a variety of topics, including suggestions for Board or committee agenda items, recent developments and other matters of interest to the directors. In Fiscal Year 2011, our Board of Directors met five times in regular session and held one special meeting. An executive session of independent directors occurred at each regular meeting.

The Board has three committees which meet on a regular basis: an Audit Committee, a Compensation Committee, and a Governance and Nominating Committee. The table below provides current committee membership and Fiscal Year 2011 committee meeting information:

Director	Audit	Compensation	Governance & Nominating
Lee C. Banks		X
Randolph W. Carson	X		X
David W. Ignat (1)	X		X
Joseph P. Keithley		X	X
Michael J. Merriman, Jr. (2)	X*
Mary G. Puma		X *	X
Victor L. Richey, Jr.	X
William L. Robinson (3)		X	X *
Total meetings in Fiscal Year 2011	9	6	4

*	Committee Chairperson

(1)	Dr. Ignat will retire from the Board upon expiration of his term.

(2)	Mr. Merriman became Chairperson of the Audit Committee on March 1, 2011.

(3)	Mr. Robinson became Chairperson of the Governance & Nominating Committee on March 1, 2011.

Audit Committee.    The Audit Committee conducted nine meetings in Fiscal Year 2011. All members of the Audit Committee meet the NASDAQ independence standards and the Securities and Exchange

Commission’s heightened audit committee independence standards. The Board has designated Mr. Merriman as “audit committee financial expert” pursuant to the Securities and Exchange Commission’s final rules implementing Section 407 of the Sarbanes-Oxley Act. The Audit Committee is responsible for:

•

reviewing the proposed audit programs (including both independent and internal audits) for each fiscal year, the results of these audits, and the adequacy of our systems of internal accounting control;

•	appointing, compensating and overseeing the independent auditors for each fiscal year;

•	approving all permissible audit and non-audit services to be performed by the independent auditors;

•	establishing procedures for the receipt, retention, and treatment of complaints received by us regarding accounting, internal accounting controls, or auditing matters;

•	approving all related-persons transactions; and

•	overseeing the adequacy of financial statements pertaining to our benefit plans, including reserves, statement of funding obligations and underlying economic assumptions.

A more detailed discussion of the purposes, duties, and responsibilities of the Audit Committee is found in the Committee’s charter which is available on our website at: www.nordson.com/governance. The Committee has discussed with the independent auditors the auditors’ independence from management and the Company and considered the compatibility of non-audit services with the auditors’ independence. The Audit Committee Report to the Board is at Appendix A of this Proxy Statement.

Compensation Committee.    The Compensation Committee met six times in Fiscal Year 2011. The Compensation Committee is responsible for setting and approving compensation for our executive officers and for administering the incentive and equity participation plans under which we pay variable compensation to our executive officers. A more detailed discussion of the purposes, duties, and responsibilities of the Committee is found in the Committee’s charter which is available on our website at: www.nordson.com/governance. All members of the Compensation Committee meet the NASDAQ independence standards.

The Compensation Committee takes significant steps to ensure that we maintain strong links between executive compensation and performance. Examples of these steps are:

•	holding executive sessions (without management present) at every regularly scheduled Committee meeting;

•	engaging an outside compensation consultant to advise on executive compensation issues, including peer benchmarking data;

•	realigning compensation structures based on examination of peer group compensation structures and levels and peer group financial performance; and

•

strengthening the link between executive officer annual pay and shareholder value by basing incentive/variable pay on the achievement of financial measures and additional business and personal objectives and modifying the mix of compensation elements to increase the allocation of compensation linked to corporate performance.

Each fiscal year the Committee:

•	sets base salary;

•	sets measures for the annual cash incentive plan and long-term incentive plan and certifies performance against those measures prior to any incentive plan payouts; and

•	sets performance measures and levels for the prospective fiscal year annual cash incentive plan and the prospective long-term incentive plan three-year performance period.

A discussion of the role of executive management in setting compensation may be found in Part II of the Compensation Discussion and Analysis section of this Proxy Statement under the caption “Role of the Executive Compensation Consultant and Executive Management.”

The Committee also has the authority to engage outside executive compensation consultants, to determine the scope of the consultant’s services and to terminate the consultant’s engagement. The compensation consultant reports directly to the Chairperson of the Committee and provides the Committee with information and analysis related to executive compensation. A discussion of the engagement of Mercer as our independent compensation consultant for Fiscal Year 2011 is found in Part II of the Compensation Discussion & Analysis under the caption, “Role of the Executive Compensation Consultant and Executive Management.”

Governance and Nominating Committee.    The Governance and Nominating Committee met four times during Fiscal Year 2011. All members of the Governance and Nominating Committee meet the NASDAQ independence standards. The purposes of the Governance and Nominating Committee are to:

•	assist the Board by identifying individuals qualified to become Board members, and to recommend to the Board the director nominees for each annual meeting of shareholders;

•	review and recommend to the Board qualifications for committee membership and committee structure and operations;

•	recommend to the Board directors to serve on each committee and a chairperson for such committee;

•	develop and recommend to the Board a set of corporate governance policies and procedures; and

•	lead the Board in its annual review of the Board’s performance.

The Governance and Nominating Committee assesses the qualifications of the candidates nominated to be a director according to criteria set out in Nordson Corporation’s Governance Guidelines.

Executive Committee.    The Executive Committee exercises the authority of the Board on such matters as are delegated to it by the Board from time to time and exercises the powers of the Board between meetings of the Board. The Executive Committee meets on a periodic basis, as needed, and met two times in Fiscal Year 2011.

Director Compensation

We structure director compensation to attract and retain qualified non-employee directors and to further align the interests of directors with the interests of our long-term shareholders by linking a substantial portion of their compensation to the performance of our common shares. Following is a description of our compensation program for non-employee directors for Fiscal Year 2011. Directors who are also our employees do not receive compensation for their services as directors.

Determining Director Compensation.    The Governance and Nominating Committee reviews with the assistance of the Compensation Committee’s executive compensation consultant, compensation of our directors and makes recommendations to the Board regarding these matters. The Committee typically conducts its review and makes its recommendations in September of each year prior to the commencement of a fiscal year.

In benchmarking director pay, the Company uses the same compensation peer group that is used to benchmark compensation for the Company’s named executive officers as described in the Compensation Discussion and Analysis section of this Proxy Statement.

The components and respective amounts of director compensation for Fiscal Year 2011 were:

Type	Annual Amount ($)
• Annual Cash Retainer (all directors)	60,000
• Chairman’s Cash Retainer	50,000
• Committee Chair Cash Retainer:
¡ Audit Committee Chair	10,000
¡ Compensation Committee Chair	7,500
¡ Governance & Nominating Committee Chair	5,000
• Equity Grant (Restricted Shares)	80,000	(1)

(1)	Number of shares is determined by share price on date of grant.

Cash Retainers.    The cash retainers are paid in equal quarterly installments. For directors who retire or who are elected by the Board or shareholders during the fiscal year, the annual retainer is prorated based on the number of months served in the fiscal year prior to the date of retirement for retiring directors and number of months remaining in the fiscal year for directors elected after the commencement of a fiscal year.

Effective at the beginning of Fiscal Year 2011, the Chairman of the Board’s retainer increased from $25,000 to $50,000 and the Compensation Committee chairperson’s retainer increased from $5,000 to $7,500.

Restricted Share Grant.    Restricted shares are granted early in the fiscal year to present directors or at the time a director is elected to the Board. The grants carry a two-year restriction on transfer. If a director retires from the Board prior to the one year anniversary of the grant, shares are forfeited on a pro-rata basis, based on the number of months served prior to retirement.

Deferred Compensation Program.    Under the Directors Deferred Compensation Plan, non-employee directors may elect to defer all or a portion of their annual cash retainer and restricted share grant into a non-qualified, unfunded deferred compensation program. Amounts deferred under the Directors Deferred Compensation Plan will earn a return equivalent to the return on an investment in (i) an interest-bearing account, earning interest based on the 10-year Treasury bill constant maturity rate or (ii) a share equivalent account, earning a return based on our common share price and accruing dividend equivalents. Any restricted share grant that a non-employee director elects to defer is invested into a restricted stock unit account with dividends credited to the directors’ share equivalent unit account. The amounts deferred, dividend equivalents and any appreciation or accrued interest are paid in cash or in our common shares, as applicable, upon a director’s retirement from the Board. We do not pay above market rates or preferential rates under this deferred compensation plan.

Share Ownership Guidelines.    The Board strongly believes that our non-employee directors should have a meaningful ownership interest in the Company and has implemented share ownership guidelines for our non-employee directors. The ownership guidelines require non-employee directors to own a minimum of five times their annual cash retainer in common shares (shares held in the form of stock equivalent units or restricted share units qualify as shares owned under the guidelines). Newly elected directors have five years within which to achieve the share ownership requirement.

Charitable Gifts Matching Program.    Current and retired non-employee directors may participate in our employee matching gift program that is available to all current and retired employees involving contributions of cash or publicly-traded stock made to cultural, educational, social, medical or health-related charitable organizations that are exempt from federal income tax. Messrs. Banks, Keithley, Madar, Merriman, Robinson and Rosen, Ms. Puma and Dr. Ignat participated in this program in Fiscal Year 2011. We made contributions totaling $52,750 during Fiscal Year 2011.

Indemnity Agreements.    We have indemnification agreements for directors in order to attract and retain the most capable persons reasonably available to serve as our directors. The indemnification agreements are intended to secure the protection for our directors contemplated by our Regulations and Ohio law.

Each indemnification agreement provides, among other things, that we will, subject to the agreement terms, indemnify a director if by reason of their service they incur losses, liabilities, judgments, fines, penalties, or amounts paid in settlement in connection with any threatened, pending, or completed proceeding, whether of a civil, criminal, administrative, or investigative nature. A director will not be indemnified where a director is adjudicated to have brought about or materially contributed to a claim as a consequence of a director’s dishonesty. In addition, each indemnification agreement provides for the advancement of expenses incurred by a director, subject to certain exceptions, in connection with proceedings covered by the indemnification agreement.

This description of the director indemnification agreements is not complete and is qualified in its entirety by reference to the full text of the Form of Director Indemnification Agreement between us and each director, filed as Exhibit 10-c to our Form 10-K for the year ended October 31, 2011.

Director Compensation Table for Fiscal Year 2011

The following table sets forth the total compensation paid to each non-employee director for services provided as a director for Fiscal Year 2011. All information regarding stock awards have been adjusted to reflect the two-for-one stock split paid to shareholders on April 12, 2011.

Name (1)	Fees Earned or Paid in Cash (2) (3) $	Stock Awards (4) $	All Other Compen- sation (5) $	Total $
Lee C. Banks	60,000	80,000	6,668	146,668
Randolph W. Carson	60,000	80,000	4,034	144,034
David W. Ignat	60,000	80,000	23,481	163,481
Joseph P. Keithley	110,000	80,000	20,839	210,839
William P. Madar (6)	58,375	73,635	30,384	162,394
Michael J. Merriman, Jr.	66,675	80,000	25,697	172,372
Mary G. Puma	67,500	80,000	9,160	156,660
Victor L. Richey, Jr.	60,000	80,000	1,677	141,677
William L. Robinson	63,333	80,000	21,735	165,068
Benedict P. Rosen	21,667	26,682	24,818	73,167

(1)	Mr. Hilton, our President and Chief Executive Officer, is not included in this table because he is an executive officer and received no additional compensation in his capacity as director. Messrs. Madar and Rosen retired during Fiscal Year 2011.

(2)	Mr. Rosen was chairperson of the Governance and Nominating Committee until March 1, 2011. Mr. Robinson was chairperson beginning March 1, 2011. Messrs. Rosen and Robinson each received a proportionate share of the chairperson’s cash retainer. Mr. Madar was chairperson of the Audit Committee until March 1, 2011; Mr. Merriman was chairperson beginning March 1, 2011. Messrs. Madar and Merriman each received a proportionate share of the chairperson’s cash retainer.

(3)	The following table represents the Fiscal Year 2011 cash compensation deferred by each director under the Directors Deferred Compensation Plan:

Director	Amount of Cash Retainer Deferred to Cash Account ($)	Amount of Cash Retainer Deferred to Share Equivalent Unit Account ($)
Lee C. Banks	—	—
Randolph W. Carson	—	60,000
David W. Ignat	60,000	—
Joseph P. Keithley	—	27,500
William P. Madar	—	—
Michael J. Merriman, Jr.	—	—
Mary G. Puma	—	—
Victor L. Richey, Jr.	—	—
William L. Robinson	—	31,666
Benedict P. Rosen	—	21,667

(4)	This column represents the grant date fair value of the award as calculated under FASB ASC Topic 718 (formerly known as FAS 123R). The number of shares was determined by dividing $80,000 by the closing share price of our common shares on December 7, 2010 — $43.32. Fractional shares are rounded up to the nearest whole share. Messrs. Madar’s and Rosen’s grants were prorated based on months of service. Messrs. Carson, Keithley, Merriman, and Robinson elected to defer the Fiscal Year 2011 restricted share grant to their respective restricted share unit account.

Director	Restricted Shares (#)	Restricted Share Units (#)
Lee C. Banks	1,848	—
Randolph W. Carson	—	1,848
David W. Ignat	1,848	—
Joseph P. Keithley	—	1,848
William P. Madar	1,700	—
Michael J. Merriman, Jr.	—	1,848
Mary G. Puma	1,848	—
Victor L. Richey, Jr.	1,848	—
William L. Robinson	—	1,848
Benedict P. Rosen	616	—

(5)	This column reflects the value of dividends on restricted shares and share units, interest on deferred cash accounts, premiums for life and business travel accident insurance for each director and matching gifts for Fiscal Year 2011. The matching gift amounts were:

Director	Matching Gift ($)
Lee C. Banks	5,000
Randolph W. Carson	—
David W. Ignat	6,000
Joseph P. Keithley	6,000
William P. Madar	6,000
Michael J. Merriman, Jr.	12,000
Mary G. Puma	6,000
Victor L. Richey, Jr.	—
William L. Robinson	5,750
Benedict P. Rosen	6,000

(6)	Based on our commitment to Mr. Madar at the time he retired in 1997 as our President and Chief Executive Officer, for 2011, we imputed $3,768 in income to Mr. Madar for insurance premiums for health care coverage based on the full COBRA premium value and imputed $8,858 for Medicare Part B premiums. These payments are not made in consideration of Mr. Madar’s service as a director.

PROPOSAL 2: RATIFY THE APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

Appointment of Independent Registered Public Accounting Firm for Fiscal Year Ending October 31, 2012

Ernst & Young LLP (“Ernst & Young”) served as our independent registered public accounting firm for the Fiscal Year ended October 31, 2011. The Audit Committee has appointed Ernst & Young to serve as our auditors for the Fiscal Year ending October 31, 2012. Although shareholder ratification of the appointment of Ernst & Young is not required, the Board of Directors believes that submitting the appointment to our shareholders for ratification is a matter of good corporate governance. If our shareholders do not ratify the appointment of Ernst & Young, the Audit Committee will reconsider the appointment. We expect that a representative of Ernst & Young will be present at the 2012 Annual Meeting to respond to appropriate questions from shareholders and to make a statement if he or she desires to do so.

As provided in the Audit Committee’s charter, the Audit Committee is responsible for directly appointing, retaining, terminating and overseeing our independent registered public accounting firm. While we have a long-standing relationship with Ernst & Young, the Audit Committee continuously evaluates the independence and effectiveness of Ernst & Young and its personnel, and the cost and quality of its audit and audit-related services.

Pre-Approval of Audit and Non-Audit Services

At the start of each fiscal year, our Audit Committee pre-approves the audit services and audit-related services, if any, together with specific details regarding such services anticipated to be required for such fiscal year including, as available, estimated fees. The Audit Committee reviews the services provided to date and actual fees against the estimates, and such fee amounts may be updated for presentation at the regularly scheduled meetings of the Audit Committee. Additional pre-approval is required before actual fees for any service can exceed the originally pre-approved amount. The Audit Committee may also revise the list of pre-approved services and related fees from time to time. All of the services described below under the captions “Audit Fees” and “Audit-Related Fees” with respect to Fiscal Years 2010 and 2011 were approved in accordance with this policy.

If we seek to engage our independent registered public accounting firm for other services that are not considered subject to general approval as described above, then the Audit Committee must approve such specific engagement as well as the estimated fees. Such engagement will be presented to the Audit Committee for approval at its next regularly scheduled meeting. If the timing of the project requires an expedited decision, then we may ask the chairperson of the Audit Committee to approve such engagement. Any such approval by the chairperson is then reported to the full Audit Committee for ratification at the next Audit Committee meeting. In any event, approval of any engagement by the Audit Committee or the chairperson of the Audit Committee is required before our independent registered public accounting firm may commence any engagement. Additional approval is required before any fees can exceed approved fees for any such specifically-approved services.

Fees Paid to Ernst & Young

The following table shows the fees we paid or accrued for audit and other services provided by Ernst & Young for the Fiscal Years ended October 31, 2011 and October 31, 2010:

	Fiscal Year 2011	Fiscal Year 2010
Audit Fees (1)	$1,308,375	$1,262,945
Audit-Related Fees (2)	$—	$—

(1)	Audit services of Ernst & Young consisted of the audit of our annual consolidated financial statements, the quarterly review of interim financial statements, the audit of management’s assessments of internal controls over financial reporting and statutory audits required internationally.

(2)	Audit-Related Fees generally include fees for employee benefit plans, business acquisitions, accounting consultations and services related to Securities and Exchange Commission registration statements.

Required Vote

The affirmative vote of a majority of the shares represented at the 2012 Annual Meeting of Shareholders and entitled to vote on this proposal will be required to ratify the Audit Committee’s appointment of our independent registered public accounting firm. A proxy/voting instruction card marked as abstaining with respect to this proposal will have the effect of a vote against ratification of the appointment of the independent registered public accounting firm.

RECOMMENDATION REGARDING PROPOSAL 2:

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE

“FOR” RATIFICATION OF THE

AUDIT COMMITTEE’S APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING OCTOBER 31, 2012.

SECURITY OWNERSHIP OF NORDSON COMMON SHARES BY DIRECTORS, EXECUTIVE OFFICERS AND LARGE BENEFICIAL OWNERS

The following table shows the number of Nordson common shares beneficially owned as of January 3, 2012 by each person who was a director as of October 31, 2011, each executive officer named in this Proxy Statement and by all officers and directors as a group. No executive officer or director owns more than 4.2% of outstanding Nordson common shares. All executive officers and directors as a group own approximately 5.3% of outstanding Nordson common shares. There were 65,187,881 shares outstanding as of January 3, 2012.

This beneficial ownership information is based on information furnished by the directors and executive officers. Beneficial ownership is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934 for purposes of this Proxy Statement and is not necessarily to be construed as beneficial ownership for other purposes.

Name of Beneficial Owner	Total	Percent	Direct Ownership (1)	Employee Plan (2)	Right to Acquire (3)	Share Equivalent Units (4)
Lee C. Banks	5,825	*	5,825	—	—	—
Randolph W. Carson	15,148	*	7,164	—	—	7,984
Dr. David W. Ignat (5)	2,705,617	4.15	2,677,897	—	27,720	—
Joseph P. Keithley	42,618	*	6,518	—	—	36,100
Michael J. Merriman, Jr.	12,618	*	2,701	—	—	9,917
Mary G. Puma	42,666	*	20,265	—	20,104	2,297
Victor L. Richey, Jr.	5,858	*	1,848	—	—	4,010
William L. Robinson	48,532	*	9,560	—	—	38,972
Michael F. Hilton	71,908	*	24,799	—	47,109	—
Douglas C. Bloomfield	75,645	*	6,725	7,616	47,150	14,154
John J. Keane	130,224	*	45,573	840	72,750	11,061
Peter G. Lambert	39,529	*	15,035	1,444	23,050	—
Gregory A. Thaxton	48,708	*	8,192	5,537	29,350	5,629
All Executive Officers and Directors as a Group (16 people)	3,432,330	5.2	2,864,423	25,841	407,183	134,882
*	Less than 1%

(1)	Except as otherwise stated, beneficial ownership of the shares held by each of the directors and executive officers consists of sole voting power and sole investment power, or of voting power and investment power that is shared with the spouse of the director or executive officer.

(2)	This column shows indirect shares held in our Employee Stock Ownership Plan and 401(k) Plan, for which the individuals indicated have sole voting power and limited investment power.

(3)	This column shows shares covered by stock options that currently are exercisable or will be exercisable by March 3, 2012 and share payouts under the Long-Term Incentive Plan which were settled after the record date but before March 3, 2012.

(4)	This column shows the direct share ownership held by directors and executive officers under various deferred compensation plans described in this Proxy Statement.

(5)	In addition to these shares, Dr. Ignat disclaims beneficial ownership of 557,134 shares owned by his spouse.

Five Percent Beneficial Owners

The following table lists each person we know to be an owner of more than 5% of our shares as of January 3, 2012.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent
Columbia Wanger Asset Management LLC (1)	4,852,400	7.4
227 West Monroe Street — Suite 3000 Chicago, IL 60606-5055

KeyCorp (2)	4,315,278	6.6
127 Public Square, Cleveland, OH 44144-1306

Jennifer Savage (3)	4,149,761	6.4
3900 Key Center, 127 Public Square, Cleveland, OH 44114-1291

Fidelity Management and Research Co. (4)	3,946,614	6.1
245 Summer Street, Boston, Massachusetts, 02210-1133

Neuberger Berman LLC (5)	3,521,443	5.4
605 Third Avenue, 39(th) Floor New York, NY 10158-3698

Jane B. Nord (6)	3,282,597	5.0
P.O. Box 457, Oberlin, OH 44074

(1)	Based on a NASDAQ ownership report dated January 3, 2012. In its most recent Schedule 13G/A filed February 2, 2011 with the Securities and Exchange Commission; Columbia Wanger Asset Management, L.P. stated that it is a registered investment advisor, reported beneficial ownership of 2,424,200 shares and stated that it has sole voting power over 2,190,200 of the reported shares and investment power over all of the reported shares.

(2)	Based on a NASDAQ ownership report dated January 3, 2012. In its most recent Schedule 13G filed April 8, 2011 with the Securities and Exchange Commission, KeyCorp, as the parent holding company for its subsidiary Victory Capital Management, Inc., stated that Victory Capital Management, Inc. is a registered investment advisor, reported beneficial ownership of 4,315,278 shares and stated that it has sole voting power over 411,064 of the reported shares and sole investment power over 3,194,134 of the reported shares. KeyCorp’s holdings may include Ms. Savage’s and Ms. Nord’s holdings as listed below.

(3)	Based on information provided by the shareholder the number of shares shown above as beneficially owned by Jennifer A. Savage includes the following Common Shares: (1) 1,219,398 Common Shares owned by the Eric Nord & Jane Nord Grandchildren Trusts dated 12/9/93, of which Jennifer A. Savage is the sole trustee, (2) 1,562,536 Common Shares owned by the Eric T. Nord Main Trust dated 04/1/03, of which Jennifer A. Savage is a co-trustee, (3) 40,980 Common Shares owned by the Emily Nord & TK McClintock IRR Trust dated 12/19/02, of which Jennifer A. Savage is a co-trustee, (4) 2,490 Common Shares owned by the McClintock 2010 Trust dated 7/8/10, of which Jennifer Savage is a co-trustee, (5) 250,683 Common Shares owned by the 2012 Grantor Retained Annuity Trust of Emily N. McClintock dated 7/8/10, of which Jennifer A. Savage is the sole trustee, (6) 1,000,000 Common Shares owned by the Jane B. Nord Grantor Retained Annuity Trust dated 8/11/11, of which Jennifer A. Savage is the sole trustee, and (7) 73,674 Common Shares owned by the Jane B. Nord Trust for the benefit of certain grandchildren, of which Jennifer A. Savage is a co-trustee. Ms. Savage has shared voting and investment power with respect to all shares held by trusts for which she serves as a co-trustee. Ms. Savage is a partner with Thompson Hine LLP, which has in the past provided and continues to provide legal services to us.

(4)	Based on a NASDAQ ownership report dated January 3, 2012.

(5)	Based on a NASDAQ ownership report dated January 3, 2012. In its most recent Schedule 13G/A filed jointly on February 14, 2011 with the Securities and Exchange Commission, Neuberger Berman Group LLC, Neuberger Berman LLC, Neuberger Berman Management LLC and Neuberger Berman Equity Funds reported beneficial ownership of 1,947,806 shares and stated that the entities have shared voting power over 1,701,076 of the reported shares and shared investment power over all of the reported shares.

(6)	Based on information provided by the shareholder, these shares include 1,720,061 shares held by Ms. Nord as trustee and sole beneficiary of the Jane B. Nord Trust and 1,562,536 shares held jointly by Ms. Nord and Jennifer Savage as co-trustees of the Eric T. Nord Main Trust dated 04/1/03, for which Ms. Nord has shared voting and investment power.

As of January 3, 2012, approximately 30% of our outstanding shares are held directly or indirectly by present and former directors, officers and employees and their families, the Nord and Ignat families and the Nord Family Foundation. We are party to an agreement that, with some exceptions, gives us a right of first refusal with respect to proposed sales of our common shares by certain members of the Nord family and The Nord Family Foundation.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers and persons who own more than ten percent of our common shares to file reports of ownership and changes in ownership of our common shares held by them with the Securities and Exchange Commission. Copies of these reports must also be provided to us.

Based on our review of these reports, we believe that, during the Fiscal Year ended October 31, 2011, all reports were filed on a timely basis by reporting persons.

PROPOSAL 3 — ADVISORY VOTE ON EXECUTIVE COMPENSATION

At our 2011 Annual Meeting of Shareholders, approximately 94% of the shareholders who voted on the “say-on-pay” proposal approved the compensation we pay to our named executive officers. The Compensation Committee, which is composed exclusively of independent directors, believes that the shareholder vote confirms the philosophy and objectives of our executive compensation program. With respect to the advisory shareholder vote on how frequently we should seek an advisory vote on executive compensation, our Board recommended, and shareholders expressed overwhelming support for, an annual frequency. Therefore, consistent with this vote, we are conducting an annual, non-binding advisory vote on the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with the Securities and Exchange Commission’s rules.

Our executive compensation program is designed to attract, motivate, and retain executive talent. Under this program our executive officers, including the named executive officers, are rewarded for increasing shareholder value and for the achievement of specific short-term, long-term and strategic goals. We invite you to read the “Compensation Discussion and Analysis” in this Proxy Statement for additional details about our executive compensation program, including information about the compensation of our named executive officers for Fiscal Year 2011.

Nordson’s long and consistent shareholder value creation over time is attributed to a rigorously-applied management process implemented over the years by successive teams of talented and committed executives. Our executive compensation program underpins and reinforces this process and the performance it generates. We believe the program strikes the appropriate balance between utilizing responsible, measured pay practices and effectively incentivizing our executives to dedicate themselves fully to value creation for our shareholders.

In support of this belief and reflective of the Compensation Committee’s diligent oversight of the executive compensation program, the Compensation Committee urges you to consider the following factors:

•	we provide a significant portion of total direct compensation in the form of performance-based incentives, including performance shares;

•

we establish total direct compensation such that, when our fundamental financial performance is at target levels, total direct compensation (base salary, annual cash incentives, and long-term incentives) paid to our named executive officers approximates the median total direct compensation for executives in comparable positions at companies in our peer group;

•

in addition to the Annual Cash Incentive Plan, we have a Long-Term Incentive Plan with share-based payouts at the end of a three-year performance period which rewards sustainable growth and profitability;

•	we confirm performance based upon pre-established and measurable metrics before any incentive plan payouts are made;

•

payouts made under our Annual Cash Incentive Plan and the Long-Term Incentive Plan are intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code and be deductible for tax purposes;

•	our shareholder-approved incentive plans incorporate maximum award levels that limit the payouts that can be made to our named executive officers;

•

equity grants are made on a consistent schedule and are not made in anticipation of significant developments that may impact the price of our common shares. Similarly, we do not time the release of material, non-public information based on equity grant dates;

•	we provide only modest perquisites that benefit the Company’s business;

•	we do not pay above-market or preferential earnings on non-qualified deferred compensation;

•	we do not reprice underwater stock options;

•

we have share ownership guidelines that require our Chief Executive Officer to own Nordson common shares equal to 5 times annual base salary and our other executive officers to own Nordson common shares equal to 2-3 times annual base salary;

•	we have forfeiture and profit recapture (“clawback”) terms that accompany stock option grants; and

•	as part of the process of establishing compensation and determining incentive plan payouts, we engage in an ongoing, rigorous review of executive talent and succession plans for key corporate roles.

We are asking our shareholders to indicate their support for compensation paid to our named executive officers as described in this Proxy Statement by voting “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s shareholders approve, on a non-binding advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2012 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the executive compensation tables, and the related narrative.”

While the vote on compensation is non-binding, our Board of Directors and our Compensation Committee strongly value the opinions of our shareholders. The Compensation Committee will consider the outcome of the vote when evaluating the effectiveness of the compensation paid to our named executive officers.

RECOMMENDATION REGARDING PROPOSAL 3:

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE

“FOR” EXECUTIVE COMPENSATION.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis is presented in four parts:

Part I:    Introduction and 2011 Highlights.    In this section we discuss our pay-for-performance philosophy and highlight practices that support this philosophy. We also provide an overview of the components of the executive compensation program and highlight our financial performance that supported compensation awarded to our named executive officers for Fiscal Year 2011.

Part II:    Objectives and Components of Our Executive Compensation Program; Analysis of Compensation Decisions for Fiscal Year 2011.    In this section we explain the objectives of our compensation program, discuss our compensation process and procedures, and provide details of the components and elements of the compensation we provide to our named executive officers. We also discuss and analyze actions taken with respect to compensation paid to our named executive officers for Fiscal Year 2011.

Part III:    Compensation Committee Actions Related to Fiscal Year 2012 Executive Compensation.    In this section we discuss briefly actions taken with respect to compensation of our named executive officers for Fiscal Year 2012, which commenced November 1, 2011.

Part IV:    Policies Related to Executive Compensation.    In this section we review the policies we have adopted that relate to our executive compensation program — equity grant practices (including forfeiture and “clawbacks” of stock option grants), shareholder ownership guidelines for executive officers and tax and accounting considerations.

Our named executive officers during Fiscal Year 2011 were:

Name	Title
Michael F. Hilton	President and Chief Executive Officer
Gregory A. Thaxton	Vice President, Chief Financial Officer
John J. Keane	Senior Vice President
Peter G. Lambert	Senior Vice President
Douglas C. Bloomfield	Vice President

Mr. Thaxton was promoted to Senior Vice President, Chief Financial Officer effective December 2, 2011.

We use the terms “the Committee,” “we,” “us,” and “our” interchangeably in reference to the Compensation Committee, or in the proper context, Nordson Corporation. In this Compensation Discussion and Analysis, all references to a year is intended to mean “fiscal year” unless otherwise indicated.

On March 1, 2011, our Board of Directors declared a two-for-one stock split of our common shares payable in the form of a 100% stock dividend. Accordingly, share prices, earnings per share measures and results, the numbers of all shares and share units and other equity-based amounts used in this Compensation Discussion and Analysis have been adjusted from previous proxy statements to reflect the stock split.

This Compensation Discussion and Analysis discloses future company performance measures and goals. You should read and understand these measures and goals only as they relate to our executive compensation program. We are not providing these measures and goals as guidance or as statements of management’s expectations or estimates of our current or future results. We refer you to our Annual Report on Form 10-K for the year ended October 31, 2011 for additional information regarding Fiscal Year 2011 financial results discussed in this Compensation Discussion and Analysis.

PART I: INTRODUCTION AND 2011 HIGHLIGHTS

Nordson is a performance-driven, financially and operationally focused company that has a long track record of delivering increased value to our shareholders. Continuity, stability, and rigorous execution of our business plans, combined with a continuous drive to develop innovative solutions for our customers, are hallmarks of our management team and management processes.

Our executive compensation programs reflect a balanced approach to incentivizing and rewarding performance by combining a competitive market-based base salary with annual and long-term incentive and equity compensation. We have designed our executive compensation program to reward performance that creates long-term shareholder value; e.g., performance that results in sustainable growth, superior returns through disciplined capital investment, sustainable cost reduction, and consistent operational excellence while taking an appropriate level of risk, as further explained in “Risks Related to Executive Compensation Policies and Practices” section of this Proxy Statement. We use performance goals which are marked to specific growth measures each year; a long-term orientation of the compensation mix; a substantial linkage of executive officer compensation to long-term share performance; total direct compensation opportunities targeted at the median, with performance driving actual pay delivered; and consistency in administration of our compensation plans.

Executive Summary of Nordson’s Executive Compensation Program

The following provides an overview of our compensation philosophy and programs:

•

We consider the results of the annual advisory vote on executive compensation, noting the strong support expressed by our shareholders for our executive compensation program at the 2011 Annual Meeting of Shareholders.

•	We believe in pay-for-performance. The program emphasizes variable incentive award opportunities which are payable only if specified financial, operational and personal goals are achieved.

•	Our compensation program is designed to attract, motivate, reward and retain the most talented executives who can drive business performance.

•

The following elements comprise the total direct compensation awarded to our named executive officers: base salary, performance-based annual cash incentive award, and equity-based long term incentive awards consisting of performance shares, stock options and restricted stock.

•

We emphasize share ownership. Long-term incentive awards are delivered as equity based awards to our named executive officers, who are required to maintain minimum share ownership levels in Nordson common shares ranging from two times to five times their annual base salary.

•

We set the elements of the compensation program for our named executive officers to provide total direct compensation opportunity at or near the median range of our peer group. Actual payouts can be above or below the median based on corporate, business segment and personal performance.

•	Our executives are offered very modest perquisites which are provided to facilitate focused performance on their jobs.

•	The Compensation Committee exercises discretion in determining compensation actions when necessary due to extraordinary changes in the economy, unusual events or overall company performance.

“Pay-for-Performance” – Structure, Key Financial Measures and Impact on Compensation Payouts

Our executive compensation program is structured to ensure that a significant portion of the compensation paid to our named executive officers is dependent upon the performance of our business. This “pay-for-performance” structure drives the effort to achieve our short- and long-term objectives. The program is also structured to ensure that it is not overly weighted toward annual cash incentive compensation and does not otherwise have the potential to threaten long-term shareholder value by promoting unnecessary or excessive risk-taking by our named executive officers. The “Allocation of Executive Compensation” section in Part II of this Compensation Discussion and Analysis describes our policies and practices for allocating compensation of our named executive officers among the various categories and elements of compensation.

As described in the following table, we provide the variable elements of our executive compensation program — annual cash incentive compensation, long-term incentive compensation and equity-based compensation — to primarily encourage and reward performance that implements and advances our strategies and goals relating to financial performance and profitable growth, the very essence of our “pay-for-performance” philosophy.

Element of Variable Compensation	Encourage executive officers to	Applicable Key Financial Measures / Impact on 2011 Compensation
Annual Cash Incentive Plan	achieve or exceed short-term objectives to drive shareholder return and increased value of our assets

• Diluted earnings per share and return on capital – we exceeded the maximum level of performance on each of these measures.

• Annual cash incentive payouts were between 190% and 205% of target, after considering the individual and personal performance measures for each of our named executive officers.

Long-Term Incentive Plan (LTIP) Awards (performance share plan)	focus on our longer-term growth objectives

• Our cumulative revenue growth and cumulative earnings per share growth for the 2009-2011 performance period ended October 31, 2011 were at maximum and below threshold, respectively.

• LTIP Awards for the three-year performance period ended October 31, 2011 paid out at 100% of target.

Equity-Based Incentives (stock options, restricted stock)	maximize financial and operational performance that contributes to appreciation of our share price	• Our average per share stock price was $48.15 in 2011 as compared to $32.39 in 2010.

Below in graphic presentation is a depiction of the elements of our executive compensation program. A detailed discussion of these elements is found under the caption “Summary Table — Components of Our Executive Compensation Program” in Part II of this Compensation Discussion and Analysis.

2011 Highlights

Corporate Financial

Our strong financial and operational performance in 2011 was a result of an improved global economy and, more importantly, our ability to execute on all facets of our 2011 operating plan, as reflected in the corporate financial measures of the quantitative performance factor of the Annual Cash Incentive Plan — our diluted earnings per share and return on capital — and revenue growth, the latter being a component of the long-term incentive plan payout:

(1)	2009 Diluted earnings per share and return on capital exclude the impact of impairment charges of $243 million for goodwill and other long-lived intangible assets.

In addition to these financial highlights, the graph below compares Nordson’s total shareholder return for the five year period ending October 31, 2011 with that of the S&P 500 Industrial Machinery Index, the S&P MidCap 400 Index and the S&P MidCap 400 Industrial Machinery Index, and the median return of our peer group companies (assuming the reinvestment of all dividends):

Source: Morningstar

*	We define Total Shareholder Return as: Stock price end of period — Stock price start of period + Dividends paid ÷ Stock price start of period.

PART II: OBJECTIVES AND COMPONENTS OF OUR

EXECUTIVE COMPENSATION PROGRAM; ANALYSIS OF COMPENSATION

DECISIONS FOR FISCAL YEAR 2011

Objectives of our Executive Compensation Program

There are three primary objectives of Nordson’s executive compensation program. The following table describes each objective and how it is achieved:

Compensation Program Objective	How Objective is Achieved
Create an ownership alignment with shareholders

• Long-term incentive awards are equity-based.

• Share ownership requirements are in place for executive officers.

• A substantial portion of executive officer payouts are equity-based and therefore the value is directly linked to share price appreciation.

Compensation Program Objective	How Objective is Achieved
Foster engagement of the named executive officers to achieve the desired business results and shareholder value

• Incentive plan awards are based upon performance against long-standing and consistent pre-established financial measures as well as business segment goals and personal performance.

• Earnings per share and return on capital measures and cumulative earnings per share and cumulative revenue measures are equally weighted in determining Annual Cash Incentive Plan and Long-Term Incentive Plan payouts, respectively.

Attract and retain the most talented executives to succeed in today’s competitive marketplace	• Total direct compensation opportunities are targeted at or near the median of the peer group that we compete with for talent.

Processes and Procedures for Determining Executive Compensation

Role of the Compensation Committee

The Compensation Committee has primary responsibility for designing our executive compensation program and for making compensation decisions under the program. In fulfilling its duties and responsibilities for 2011, the Committee sought input, advice and recommendations from an executive compensation consultant as well as recommendations from our Chief Executive Officer on the compensation and performance of our executive officers.

Our executive compensation consultant provided us with peer proxy and survey benchmark data with respect to all elements of an executive officer’s total direct compensation: base salary, annual cash incentive compensation, long-term incentive and equity-based compensation. Included in the consultant’s review are longer-term analysis of our performance, including return on capital, earnings and revenue growth and total shareholder return, and how compensation paid to our executive officers compares to that of our peer group.

We are not bound by the input, advice or recommendations we received from the executive compensation consultant or from our Chief Executive Officer. Instead, we at all times exercised independent judgment in making executive compensation decisions for 2011.

We met six times in 2011. We met in executive session to determine all elements of Mr. Hilton’s total compensation — base salary, annual cash incentive compensation, long-term incentive compensation and equity-based compensation. We reviewed the summary of compensation of chief executive officers of the peer group companies and considered our executive compensation consultant’s recommendations in arriving at a base salary for Mr. Hilton for 2011 and determined annual cash and long-term incentive payouts based on 2011 performance. Mr. Hilton did not offer any recommendations for his compensation.

Role of the Executive Compensation Consultant and Executive Management

Committee Resource	Description
Committee Consultant

The Compensation Committee retained Mercer as the compensation consultant reporting directly to the Committee. Mercer is a subsidiary of Marsh & McLennan Companies, Inc., a global professional services firm providing advice in the areas of risk, strategy and human capital. The lead consultant from Mercer reported directly and exclusively to the Compensation Committee Chairperson and provided objective support based on his expertise regarding current and emerging best practices with regard to executive compensation. Specifically, we asked Mercer to:

• Provide information related to relevant trends in executive compensation practices;

• Provide advice regarding the Company’s appropriate peer group;

• Prepare a comprehensive report detailing Nordson’s performance relative to its peer group with respect to total shareholder return and the measures we employ to measure performance — earnings per share growth, revenue growth and return on capital; and

• Compare actual base, annual incentive and long-term incentive payments and equity awards for the executive officers to those in the peer group with comparable responsibilities, or with appropriate survey data where peer group proxy data was not available.

Mercer received $40,207 for these services. In addition, management engaged Mercer and its affiliate organizations to provide human resources and benefit plan products and services and brokerage services related to Nordson casualty insurance program. The decision to engage Mercer to provide these other services was made by management and was reported to the Committee. Mercer and its affiliates received approximately $268,000 for these services which are unrelated to executive compensation.

We have reviewed these additional services in the context of Mercer’s engagement to provide advice regarding our executive compensation program and determined that these services do not constitute a conflict of interest or prevented Mercer from being objective in the work Mercer performed for the Committee.

In May 2011, we engaged Exequity, Inc., replacing Mercer as our executive compensation consultant. Exequity is an independent executive compensation consulting firm that provides no other services to management. For the remainder of 2011 Exequity provided advice and guidance to the Compensation Committee regarding our executive compensation program and advice and guidance concerning director compensation for 2012.

Executive Management	Nordson’s Chief Executive Officer and Vice President, Human Resources provide additional information and analysis as requested by the Committee. More specifically, these executives had the following support roles to the Committee:

Role	CEO	VP, Human Resources
• Developed written background and supporting materials for review prior to our meetings and attended our Committee meetings but was not present during executive sessions	Ö	Ö
• Attended the annual review presented by our compensation consultant of our executive officer compensation compared to that paid by our peer group companies	Ö	Ö
• Made recommendations about designs for and, if warranted, changes to our annual and long-term incentive programs	Ö	Ö

Role	CEO	VP, Human Resources
• Provided a self-assessment of his performance for the fiscal year	Ö
• Provided an assessment of each executive officer’s performance	Ö
• Recommended annual base salary adjustments, payout levels under the annual cash incentive and long-term incentive plans and equity grants for executive officers other than himself	Ö

Benchmarking

Our compensation peer group for Fiscal Year 2011 consisted of 15 publicly-traded companies listed below having revenues ranging from $462.5 million to $2.47 billion, based on the most recent year end public reports available at October 31, 2011. The median peer group revenues were $1,146.9 million. We are positioned below the median of the peer group in terms of revenue size and above the median in terms of market capitalization.

FY End	Company	Revenues ($MMs)	Market Cap ($MMs)
08/10	ACTUANT CORP	$1,160.5	$1,351.0
12/10	ALBANY INTERNATIONAL CORP	$914.4	$739.1
12/10	AMETEK INC	$2,471.0	$6,310.6
12/10	BARNES GROUP INC	$1,133.2	$1,123.2
07/11	DONALDSON CO INC	$2,294.0	$4,127.0
12/10	DREW INDUSTRIES INC	$572.8	$501.1
10/10	ESTERLINE TECHNOLOGIES CORP	$1,526.6	$1,833.8
04/11	GERBER SCIENTIFIC INC	$462.5	$239.9
12/10	GRACO INC	$744.1	$2,371.2
12/10	IDEX CORP	$1,513.1	$3,225.1
09/10	KULICKE & SOFFA INDUSTRIES INC	$762.8	$439.4
10/10	NORDSON CORP	$1,041.6	$2,651.1
12/10	NOVELLUS SYSTEMS INC	$1,349.2	$2,914.6
08/10	ROBBINS & MYERS, INC.	$584.7	$779.9
12/10	ROPER INDUSTRIES INC	$2,386.1	$7,286.6
12/10	WATTS WATER TECHNOLOGIES INC	$1,274.6	$1,356.3

	MEDIAN	$1,146.9	$1,595.0

The Compensation Committee believes the peer companies serve as the appropriate peer group because they have a significant portion of their business located or transacted internationally, have a business focus on precision industrial manufacturing, and have profiles or business models similar to Nordson’s based on business complexity, industries or markets served, innovation and technology, and global strategy. The Compensation Committee regularly reviews the peer group and makes any modifications necessary to ensure the group most closely resembles our competitive market for executive talent. In determining any changes, the Compensation Committee considers numerous financial measures and Nordson’s position relative to the proposed peer companies. No changes were made from 2010 to the peer group for 2011.

Allocation of Executive Compensation

Our executive compensation program does not prescribe a specific formula for the mix of base salary and annual and long-term incentive components so that we have flexibility in developing appropriate compensation mix. Generally, we would like base salaries to be near or at the median for our peer group companies as a base line for base salary compensation for our named executive officers, taking into account the experience level of the individuals in their current positions. The majority of the other compensation components are dependent upon how well we perform and the performance of our common shares. Within the total direct compensation opportunity for any named executive officer, individual components of compensation may be greater or lesser than the median because the Committee is primarily concerned with the competitiveness of the entire program versus any one element of compensation.

Actual compensation realized can vary significantly from the target opportunity for any component of compensation or for total direct compensation based on company or individual performance and company share price fluctuation. Consistent with market practice, Mr. Hilton’s compensation is substantially more than that of other executive officers based on his level of responsibility. As part of the process for determining total direct compensation, we also review total target direct compensation tally sheets which detail the value and accumulated potential payout of each element of an executive officer’s total target direct compensation. The tally sheets allow us to assess the retention value of an executive officer’s total direct compensation and review the internal equity of our executive officer compensation program.

The table below reflects the approximate allocation mix for our named executive officers at the time we set compensation for 2011, based on total target direct compensation:

Summary Table — Components of Our Executive Compensation Program

Compensation of our named executive officers for 2011 consists principally of the components identified in the following summary table:

Pay Component	Linkage to Compensation Objectives	Form of Compensation
Base Salary	Provides market-competitive salaries to attract, retain and motivate exceptional executive talent.	Fixed cash element of total direct
compensation. Actual incumbent
base salary may be above or below
the market median to recognize
management responsibilities,
individual abilities and
performance, level of experience
and tenure with our company.

Pay Component	Linkage to Compensation Objectives	Form of Compensation
Annual Cash Incentive	Intended to motivate and reward achieving and exceeding critical business objectives with actual awards based on attainment of pre- established corporate, business segment and individual objectives.	Cash payments.
Long-term Equity-Based Incentive	Provide strong incentive to meet or
exceed pre-established long-term
financial goals that align with long-
term shareholder interests; value
tied to Nordson common share
price; attract, retain and motivate
	executive talent.	Stock options (~40% of long-term award value) Performance share units (~40% of long-term award value) paid in shares Restricted stock (~20% of long- term award value)
Welfare and Retirement Benefits
Health, life and disability insurance, pension and 401(k) plans	Provide competitive employer benefits structure; attract and retain executive talent.	Broad-based employee welfare and retirement benefits
Excess Pension Plan	Restore benefits that are limited by the Internal Revenue Code.	Cash or equivalent share units which convert to common shares on a one-for-one basis at distribution.
Deferred Compensation Plan	Reinforce our compensation
philosophy of encouraging and
facilitating share ownership and
aligning the long-term interests of
executives with shareholders;
provide tax-deferred vehicle for
retirement income accumulation;
and restore benefits in the qualified
pension plan for individuals subject
	to Internal Revenue Code limits.	Cash or equivalent share units which convert to common shares on a one-for-one basis at distribution.
Executive Benefits/Perquisites	Attract and retain executive talent through competitive benefits and perquisites.	Annual physical exam, tax/financial planning or preparation services and professional business and airline club expenses.
Change-in-Control Benefits	Align executive and shareholder
interests by enabling our named
executive officers to consider
corporate transactions that are in
the best interests of our
shareholders and other
constituents without undue concern
over whether the transactions may
jeopardize the named executive
officer’s own employment.	“Single trigger” accelerated equity
vesting.

“Double trigger” cash severance
payments and other benefits if a
termination of employment occurs
by the Company without cause or
by the executive for good reason in
connection with or within two years
following a change-in-control.

Gross up payments are made if
any excise tax is levied on
severance paid in the event of a
change-in-control.

Components of Executive Compensation — Base Salary, Annual and Long-Term Incentives, Perquisites, Welfare and Retirement Benefits, Severance and Change-in-Control Benefits — and 2011 Compensation Actions / Analysis

Base Salary

The Committee determines annually the base salaries of our executive officers, including whether to grant annual merit increases, based on the following factors:

•	Level of experience and responsibility;

•	Company, business unit and individual performance during the prior year;

•	Market and survey data;

•	Internal pay equity;

•	The Committee’s assessment of other elements of compensation provided to the executive officer; and

•	The Chief Executive Officer’s recommendation, for all named executive officers other than himself.

2011 Actions and Analysis

Considering Mercer’s recommendation and that of our Chief Executive Officer, we set individual base salaries of our named executive officers for 2011 at a level consistent with the objective of paying total direct compensation at or near the median for median performance. Actual base salary levels were determined by considering the factors listed above resulting in base salaries that, in some cases, are more or less than the median of the peer group.

The following table reflects the annualized base salaries of our named executive officers for 2011:

Name	Base Salary 2011 ($)	Base Salary 2010 ($)	Increase From 2010 Base Salary (%)
Michael F. Hilton	700,000	675,000	3.7
Gregory A. Thaxton	330,000	308,000	7.1
John J. Keane	330,000	318,000	3.8
Peter G. Lambert	285,000	268,000	6.3
Douglas C. Bloomfield	250,000	238,000	5.0

Annual Incentive Compensation

The Management Incentive Compensation Plan (the “Annual Cash Incentive Plan”), which was approved by our shareholders, is an annual cash incentive plan intended to comply with the performance-based compensation requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended. Performance and payouts under the Annual Cash Incentive Plan are assessed based on two factors: (i) a quantitative performance factor consisting of pre-established corporate financial measures — diluted earnings per share growth and return on capital — and, for our named executive officers that run our business segments, pre-established segment operating performance measures such as revenue and operating profit growth and operating margin and asset management, and (ii) a qualitative individual performance factor. For the named executive officers that run our business segments, the quantitative performance factors are weighted equally. We evaluate the appropriateness of the structural nature of corporate financial measures over an entire ten-year business cycle and for 2011, concluded that the corporate financial measures continue to be relevant benchmarks for assessing performance under the quantitative performance factor element for purposes of incentive payouts. We certify that performance thresholds and any other material terms of the Annual Cash Incentive Plan were met or exceeded based on fiscal year end results prior to any payouts being made.

Under the Annual Cash Incentive Plan, each executive officer is eligible to receive for any fiscal year a maximum annual incentive payout equal to 1.5% of our operating cash flow for that fiscal year, but in no event shall such incentive award exceed $2,000,000. “Operating cash flow” is defined in the Plan as: “operating income plus depreciation, amortization and other non-cash charges such as write-downs to the acquired or carrying value of assets and charges for the impairment of goodwill and other intangible assets during such period, as reported in our financial statements, adjusted to eliminate the effects of expenses for restructuring or productivity initiatives and any expenses or write-offs in connection with acquisitions or divestitures.” The Compensation Committee retains the discretion to decrease payouts below this maximum amount but may not increase payouts above this maximum amount.

The formula depicted below reflects methodology we employ in determining actual Annual Cash Incentive Plan payouts for the named executive officers:

Quantitative Performance Factor

The quantitative performance factor is composed of two elements: corporate financial measures and business segment measures:

Corporate Financial Measures.    For the corporate financial measures element, we consider diluted earnings per share growth and return on capital to be measures critical to our success. We believe these measures offer the proper balance between growth and profitability and align the interests of our executive officers with those of our long-term shareholders because we believe achieving greater return on capital and earnings per share growth over time will drive improved shareholder return and foster maximum value for our assets. More specifically:

•

Diluted earnings per share growth measures the rate at which management has succeeded in increasing the profits per unit of ownership by shareholders. Earnings per share growth is easily compared among peers and the measure is commonly used by the investment community to evaluate performance. The formula we utilize for diluted earnings per share is net income divided by weighted average common diluted shares outstanding.

•

Return on capital measures the amount of profitability per unit of capital invested by management to generate earnings. For purposes of setting compensation for 2011 and determining payouts, we define return on capital as: (net income plus after-tax net interest expense — 10% post-2009 good will) ÷ (equity plus total debt and leases minus cash and marketable securities minus post-2009 goodwill).

Business Segment Measures.    For named executive officers that lead our business segments, segment business and operational measures are established at the beginning of the fiscal year through a collaborative effort with our Chief Executive Officer. The measures vary by individual officers and include business segment financial performance, operating profit and margin growth, capital expenditure control, and asset management.

Qualitative Individual Performance Factor

Individual qualitative measures for each executive officer are established with input from our Chief Executive Officer. Among the qualitative measures assessed are portfolio expansion, market share increase and penetration, support for mergers and acquisition opportunities and continuous improvement, support for new products and technology advancements, improving core processes, succession planning and talent development and community involvement.

The Committee does not assign a particular weight to any individual measure discussed above in determining the qualitative individual performance factor for our executive officers. Rather, the Committee’s determination of the individual performance factor is subjective and taken with regard to the totality of the executive’s achievements.

Based on this qualitative assessment of a named executive officer’s individual performance, the Committee may use the qualitative individual performance factor to adjust the quantitative performance factor by plus or minus 20 points. In all cases, the Annual Cash Incentive Plan payout cannot exceed the maximum payout permitted under the Plan.

2011 Actions and Analysis

In setting Annual Cash Incentive Plan payout opportunities for 2011, we considered Mercer’s analysis of the peer group annual incentive payout levels and set a target payout opportunity for our executive officers as well as the threshold and maximum payout opportunity for the quantitative performance factor as a percentage of annualized base salaries. The following table reflects the opportunities as a percentage of base salary:

	Hilton	Thaxton	Keane	Lambert	Bloomfield
Threshold	50%	30%	35%	30%	27.5%
Target	100%	60%	70%	60%	55%
Maximum	200%	120%	140%	120%	110%

We established the following corporate financial measures at threshold, target and maximum as indicated in the table below during our December 2010 meeting and confirmed actual performance of the measures at 200% of target during our November 28, 2011 meeting, resulting in a 200% quantitative performance factor for each named executive officer based on corporate financial measures:

Measure	Threshold	Target	Maximum	Actual
Return on Capital	8.0%	11.5%	16.0%	36.5%
Diluted Earnings Per Share Growth	0%	10%	20%	32%
— Equivalent Amount per Share	$2.30	$2.53	$2.76	$3.25

For the business segment measures, we considered Mr. Hilton’s assessment that Messrs. Keane, Lambert and Bloomfield exceeded the revenue growth, operating profit and operating margin targets for their respective segments but fell short of expectations for asset management, and confirmed actual performance of the business measures (as a percent of target): 190% for Mr. Keane, 175% for Mr. Lambert and 175% for Mr. Bloomfield.

The result of the process lead to a total quantitative performance factor for the named executive officers (other than Mr. Hilton) of: Thaxton — 200%, Keane — 195%, Lambert — 188% and Bloomfield — 188%.

Based on Mr. Hilton’s assessment, we determined the qualitative individual performance factor for each named executive officer but Messrs. Hilton and Mr. Thaxton: Mr. Keane, + 10 points; Mr. Lambert, +2 points; and Mr. Bloomfield, + 7 points. We did not determine a qualitative individual performance factor for Mr. Thaxton, adopting instead Mr. Hilton’s recommendation that Mr. Thaxton’s Annual Cash Incentive Plan payout be determined solely by the quantitative performance factor.

Mr. Hilton’s Compensation

Following the same process described above, in determining Mr. Hilton’s Annual Cash Incentive Plan payout, we first considered the Company’s 2011 record financial performance under his leadership compared to a very strong 2010. In addition to corporate financial measures of performance, the Board of Directors evaluated Mr. Hilton’s day-to-day performance in his first full year as our Chief Executive

Officer and concluded that Mr. Hilton provided exceptional, consistent leadership of his executive team. His performance contributed to our decision to pay a cash incentive payment to Mr. Hilton at the 200% quantitative performance factor without any qualitative performance factor adjustment.

Summary of Payouts

The following table summarizes the quantitative performance factors — corporate financial and business segment performance measures, individually and combined; qualitative individual performance factor adjustment; annual cash incentive plan payout (in dollars and as a percentage of target) to the named executive officers (all percentages reflect percent of target):

Named Executive Officer	Business Segment Measure	Corporate Financial Measure	Quantitative Performance Factor	Qualitative Individual Performance Factor Adjustment	Annual Cash Incentive Plan Payout ($)	Payout
Michael F. Hilton	—	200%	200%	—	1,400,000	200%
Gregory A. Thaxton	—	200%	200%	—	396,000	200%
John J. Keane	190%	200%	195%	+10 pts	473,550	205%
Peter G. Lambert	175%	200%	188%	+2 pts	324,900	190%
Douglas C. Bloomfield	175%	200%	188%	+7 pts	268,125	195%

For 2011, the Company’s operating cash flow as defined in the Plan was $357,633,000, resulting in a maximum payout opportunity to each named executive officer under the Annual Cash Incentive Plan of $5,364,500 prior to application of the payout cap — $2,000,000. All payouts were below the maximum payout amount permitted under the Annual Cash Incentive Plan.

Long-Term Incentive Compensation

Under our Long-Term Performance Plan we can grant a variety of share-based awards, including performance share units, stock options, and restricted shares. Our Chief Executive Officer makes annual recommendations to the Compensation Committee of the type and amount of equity awards for the executive officers. Because all components of the long-term incentive opportunity are delivered in Nordson common shares, they all become more or less valuable with changes in the price of our common shares. The Committee has selected three award types for the executive officer’s long-term incentives: stock options and restricted stock to retain talent and directly align executives’ interests with those of our shareholders and performance share units which are earned upon the attainment of performance goals over a three-year period to provide focus on our longer-term goals — cumulative revenue growth and cumulative earnings per share growth.

We establish an intended long-term incentive value for each executive officer with reference to the total direct compensation opportunity for the executive officers. The actual value realized of total direct compensation may differ significantly (up or down) from the intended value due to our share price performance over the life of the awards, and the extent to which performance targets are met.

We set the total long-term incentive opportunity and then allocate approximately 40% of the total target value of each executive officer’s long-term incentive compensation to stock options; approximately 40% to the performance share opportunity and approximately 20% to restricted stock. This allocation balances the opportunity between performance shares, which are earned based on long-term financial, operational and strategic measures, and stock options and restricted stock, the value of which is based on long-term performance of our common shares.

We fix the exercise price of an option (the price at which the shares may be purchased) at the fair market value on the grant date. Thus, an option becomes more valuable as the price of our common shares increases. Alternatively, an executive officer will not receive any value from a stock option if the price of our common shares decreases below the exercise price of the option. Stock options are also a valuable retention tool because our option grants vest over a period of time and, with a few limited exceptions, unvested options are forfeited if an executive officer’s employment terminates.

Performance share units awarded under the Long-Term Incentive Plan, which is an element of our Long-Term Performance Plan, entitle the recipient to receive one share of Nordson common stock for each performance share unit upon the satisfaction of performance objectives and other conditions to earning the award. The awards are paid out at the end of the three-year period based on performance if threshold performance levels are achieved.

Under our Long-Term Incentive Plan, with respect to performance shares, each executive officer is eligible to receive for any fiscal year a maximum aggregate payout value in common shares equal to 1.0% of our operating cash flow during a performance period, but in no event shall such payout have a value greater than $4,000,000. The definition of “operating cash flow” for purposes of determining the payout maximum under the Long-Term Incentive Plan is the same as the definition used for determining the permitted maximum payout under the Annual Cash Incentive Plan. The Compensation Committee retains the discretion to decrease payouts below this amount but may not increase payouts above this maximum amount.

Our restricted stock program is designed to align executive officers’ interest with that of our long-term shareholders. The Committee also views this program as an important management succession planning, retention and recognition tool. Restricted stock provides participants with dividends and voting rights beginning on the award date. Shares of restricted stock generally will vest over a three-year period.

2011 Actions and Analysis

Stock Options

We granted stock options for 2011 to our executive officers at our December 7, 2010 meeting, at the same time we granted options to other key employees under our Key Employee Stock Option Program. We have historically granted stock options during this meeting, which is scheduled annually at this time of year to permit us to certify prior fiscal year performance results, determine incentive plan payouts and set compensation and performance goals for the next fiscal year.

The options granted to our named executive officers in 2011 expire in ten years; have an exercise price equal to the closing price of our common shares on the grant date (December 7, 2010) and vest in 25% increments in each of the four years following the grant date.

The following table provides the number of stock options granted to our named executive officers for 2011:

Named Executive Officer	Options (# Shares)	Grant Date Fair Value ($) (1)
Michael F. Hilton	50,000	859,250
Gregory A. Thaxton	11,400	195,909
John J. Keane	16,000	274,960
Peter G. Lambert	10,600	182,161
Douglas C. Bloomfield	9,400	161,539

(1)	The grant date fair value was determined using the Black-Scholes option pricing model. The actual value of stock option awards will be determined by the value of our common shares on the date of exercise.

Performance Share Units

2011-2013 Performance Period.    At the beginning of the fiscal year, we set performance goals for the 2011-2013 long-term incentive opportunity. Payouts of performance share units are conditioned upon the Company’s achieving at least threshold performance for cumulative diluted earnings per share and cumulative revenue over the three-year performance period. The performance share unit opportunity granted for each of the named executive officers at the threshold, target and maximum performance levels are as follows:

	Potential Payout (# Units)
Name	Threshold	Target	Maximum
Michael F. Hilton	9,000	18,000	36,000
Gregory A. Thaxton	2,000	4,000	8,000
John J. Keane	2,800	5,600	11,200
Peter G. Lambert	1,900	3,800	7,600
Douglas C. Bloomfield	1,600	3,200	6,400

The 2011-2013 performance period threshold, target, and maximum cumulative diluted earnings per share growth and cumulative revenue growth performance measures are:

Measure	Threshold	Target	Maximum
Cumulative Diluted Earnings Per Share Growth	4%	8%	14%
— Equivalent amount per share	$7.47	$8.06	$9.02
Cumulative Revenue Growth	5%	7%	11%
— Equivalent revenue levels	$3,448,000	$3,583,000	$3,864,000

These measures were chosen because they offer a balance between growth, as measured by revenue, and profitable growth. As a result, we weighted each performance measure evenly in terms of determining payout opportunity. More specifically,

•

Cumulative diluted earnings per share growth measures the rate at which management has succeeded in growing profits on a sustained basis over a three-year period. It is the constant percentage by which diluted earnings per share would need to grow over a base period amount during a three-year period such that the sum of diluted earnings per share calculated at such a constant growth rate for such three years is equal to the sum of the actual diluted earnings per share earned over the same three-year period. It is a superior measure of sustained earnings growth because it is influenced by the earnings performance during each year of the performance period rather than simply a compound growth rate that compares the final year’s earnings to the base period amount.

•

Cumulative revenue growth is a similar measure to cumulative diluted earnings per share growth except that it measures the rate at which management has succeeded in growing revenue on a sustained basis over a three-year period. While the growth in profits and profitability are of primary importance, management is also expected to grow the size and scale of the Company, and cumulative revenue growth is an effective measure of their success in doing so.

We believe these two measures together align the interests of our executive officers with those of our shareholders because achieving sustained earnings per share growth and revenue growth over time will drive improved shareholder return and foster maximum value for our assets.

2009-2011 Performance Period.    In December 2008, we established the following threshold, target, and maximum cumulative earnings per share growth and cumulative revenue growth performance measures for the 2009-2011 performance period:

Measure	Threshold	Target	Maximum
Cumulative Diluted Earnings Per Share Growth	4%	8%	14%
— Equivalent amount per share	$5.55	$6.00	$6.71
Cumulative Revenue Growth	5%	7.5%	14%
— Equivalent revenue levels	$3,723,000	$3,906,000	$4,411,000

For the 2009-2011 performance period, the Company’s operating cash flow over the performance period was $823,817,000, yielding a maximum award opportunity of $8,238,170 for each participant, subject to the $4,000,000 maximum payout amount permitted under the Long-Term Incentive Plan.

Cumulative diluted earnings per share for the three-year period were $6.71, which is equivalent to a constant annual growth rate of 14% over the three-year performance period. Cumulative revenue for the three-year period was $3,094,000. In addition and consistent with our authority to exclude certain one-time charges or benefits in determining performance results and payouts, in determining payouts for the 2009-2011 Long-Term Incentive Plan we excluded the negative and distorting effect of the $3.54 per share charge recognized in 2009 for impairment of goodwill and other long-lived assets and also the tax benefit in the amount of $.16 per share associated with the write-off of our tax basis in UV graphics arts product lines which were sold in 2010.

We confirmed performance for the cumulative diluted earnings per share growth measure was at the maximum level; and performance for the cumulative revenue growth measure was below threshold, yielding a payout at the aggregate target opportunity for the 2009-2011 period.

The following table sets forth information for the 2009-2011 long-term incentive opportunity for each of our named executive officers: potential payout (in number of share units) at threshold, target and maximum performance levels; and actual payouts (rounded to the nearest whole share) and dollar value of the payout based on our share price on date the payout was made — $41.85 per share.

	Potential Payout (# Units)			Actual Payout (# Shares)	Actual Payout Value ($)
Named Executive Officer	Threshold	Target	Maximum
Michael F. Hilton	—	—	—	—	—
Gregory A. Thaxton	4,700	9,400	18,800	9,400	393,390
John J. Keane	8,000	16,000	32,000	16,000	669,600
Peter G. Lambert	4,000	8,000	16,000	8,000	334,800
Douglas C. Bloomfield	4,000	8,000	16,000	8,000	334,800

All payouts were below the maximum payout amount permitted under the Long-Term Incentive Plan.

Restricted Shares

We granted restricted stock to executive officers on December 7, 2010 with one-third of the grant vesting annually each year for three years. The share price on the grant date was the closing price on December 7, 2010 — $43.32. The following table provides information regarding the restricted share grant:

Named Executive Officer	Restricted Shares Granted (#)	Grant Date Value ($)
Michael F. Hilton	9,000	389,880
Gregory A. Thaxton	2,000	86,640
John J. Keane	2,800	121,296
Peter G. Lambert	1,800	77,976
Douglas C. Bloomfield	1,600	69,312

Executive Perquisites

We provide limited and modest perquisites to each of our executive officers to promote the business objectives facilitated by each perquisite described below. We also use these perquisites to help ensure that our executive compensation program remains competitive to allow us to attract and retain top executive talent.

Business Clubs.    We reimburse Mr. Hilton for two private business club memberships to encourage entertainment of business colleagues and customers, engaging in social interaction with peers from other companies, local leadership in the community and holding business meetings at a convenient offsite location. In addition, we provide all executive officers with memberships to airline travel clubs that allow them to be more productive when traveling on commercial airlines. We do not reimburse any executive officer for personal expenses associated with a country club memberships.

Financial, Estate, and Tax Planning and Preparation.    We pay or reimburse our executive officers for financial, estate and tax planning and preparation fees and expenses. The maximum reimbursement is $5,000 per calendar year. We provide this perquisite to assist our executive officers in obtaining high-quality financial counseling enabling them to concentrate on business matters rather than on personal financial planning.

Executive Physicals.    We pay for annual physicals for U.S.-based executive officers. We provide this perquisite to allow us to promptly identify and address medical issues and to preserve our investment in our executive officers by encouraging them to maintain healthy lifestyles and be proactive in addressing actual or potential health issues.

Relocation Expense Reimbursement.    We reimburse executive officers for expenses incurred in relocating at our request under a standard relocation policy available to all employees in accordance with Internal Revenue Service guidelines, and gross up taxes levied on relocation expense reimbursement.

Attributed costs of these perquisites for our named executive officers during 2011 are included in the “All Other Compensation” column of the Summary Compensation Table for Fiscal Year 2011.

Welfare and Retirement Benefits

Medical, Disability and Life Insurance Benefits

Our U.S.-based executive officers have the opportunity to participate in a company-sponsored health care, disability and life insurance plans for U.S.-based employees.

Retirement Benefits

401(k) Plan.    Our executive officers are eligible to participate in a company-sponsored 401(k) tax-qualified retirement savings plan for all U.S.-based employees. We match employee contributions $0.50 on the dollar for the first 6% of contributed compensation. Employee contributions to the 401(k) plan vest immediately, while matching contributions vest in increments based on years of service, with participants being fully vested after three years of service.

The amounts of our matching contributions to the 401(k) plan accounts of our named executive officers are included in the “All Other Compensation” column of the Summary Compensation Table for Fiscal Year 2011 in this Proxy Statement.

Deferred Compensation Plan.    We sponsor a non-qualified, unfunded and unsecured deferred compensation plan for U.S.-based executive officers. We believe this type of plan helps us compete effectively for executive talent because many other companies offer this type of benefit. A detailed description of our deferred compensation plan and information regarding contributions to those plans is provided in the “Non-Qualified Deferred Compensation for Fiscal Year 2011” table and the accompanying narrative and footnotes in this Proxy Statement.

Defined Benefit Pension Plan.    Our executive officers participate in a company-sponsored tax-qualified pension plan for U.S.-based salaried employees. The pension plan is designed to work together with social security benefits to provide employees with 30 years of service retirement income that is approximately 55% of eligible compensation, subject to the Internal Revenue Service maximum monthly benefit. A detailed description of our pension plans for U.S.-based employees is provided in the narrative and footnotes to the “Pension Benefits for Fiscal Year 2011” table in this Proxy Statement.

Excess Defined Benefit Pension Plan.    This benefit restoration plan is an unfunded, non-qualified plan that is designed to provide retirement benefits to U.S.-based eligible participants as a replacement for those retirement benefits reduced by regulations under the Internal Revenue Code. Together, the defined benefit pension plan and excess defined benefit pension plan are intended to provide executive officers with retirement income at a level equivalent to that provided to all other employees under the defined benefit pension plan.

Mr. Hilton is not vested for a benefit under the company-sponsored defined benefit pension plan until he has five years of service. As a negotiated element of his employment agreement, we agreed to provide Mr. Hilton a supplemental non-qualified pension benefit in order to provide Mr. Hilton a retirement benefit until he becomes vested in the defined benefit pension plan. Under this supplemental benefit plan, Mr. Hilton is treated as if he were fully vested in the pension plan, solely in the event that Mr. Hilton experiences a termination of employment due to death, disability, or without cause, or resignation with good reason (whether or not in connection with a change-in-control), as those terms are defined in the agreement, prior to becoming one hundred percent (100%) vested in the defined benefit pension plan. Once Mr. Hilton has accrued sufficient service to be fully vested, we have no obligation to provide the supplemental pension benefit.

Severance Agreements

The only obligation we have to provide an executive officer with severance pay other than following a change-in-control is with Mr. Hilton. As part of the negotiated employment agreement with Mr. Hilton to become our President and Chief Executive Officer, and as was the case with his predecessor, we agreed to provide Mr. Hilton with a cash severance benefit in the event his employment is terminated by us without “Cause” or Mr. Hilton terminates his employment with us for “Good Reason.”

“Cause” for this purpose is defined as (i) commission of a felony or an act or series of acts that results in material injury to the business or reputation of the Company or any subsidiary; (ii) willful failure to perform duties of employment, if such failure has not been cured in all material respects within twenty (20) days after we give notice thereof; (iii) breach of any material term, provision or condition of employment, which breach has not been cured in all material respects within twenty (20) days after we give notice thereof, or (iv) material failure to comply with our Code of Ethics and Business Conduct.

“Good Reason” is defined as the occurrence of any of the following: (i) a material diminution in Mr. Hilton’s title, duties or responsibilities, without his prior written consent, (ii) a material diminution of Mr. Hilton’s annual base salary, without his prior written consent, (iii) a material failure by the Company to make available to Mr. Hilton executive compensation plans, employee pension plans, and employee welfare plans and other benefits and perquisites that provide opportunities to receive overall compensation and benefits and perquisites at least equal to the opportunities for overall compensation and benefits and perquisites that were available to Mr. Hilton immediately prior to the action by us constituting such failure, (iv) we require Mr. Hilton without his prior written consent, to be based at any office or location that requires a relocation greater than 50 miles from Westlake, Ohio, or (v) any material breach of the employment agreement by us.

Upon a termination by us without cause or by Mr. Hilton for good reason, in addition to payment of any accrued and unpaid compensation and benefits, Mr. Hilton is entitled to post-termination payments and benefits as follows:

(a) an amount equal to (i) two (2) times his annual base salary at the rate in effect on the date of termination, plus (ii) an amount equal to two (2) times the greater of: (x) ninety percent (90%) of his annual base salary, or (y) his target annual cash incentive payout payable in the fiscal year in which a termination occurs;

(b) a pro-rated amount of his annual cash incentive for such fiscal year based upon actual performance in such fiscal year, as determined at the end of the applicable performance period;

(c) a pro-rata payout of awards granted Mr. Hilton under the Long-Term Incentive Plan for any performance period(s) not completed on the date of termination, based upon actual performance in each such applicable performance period, as determined at the end of the applicable performance period;

(d) full vesting in his accrued benefit under the supplemental non-qualified pension benefit described above and full vesting of the restricted share grant made at the time he commenced employment with us or subsequent unvested common share grants; and

(e) continuation of health care and welfare benefits for a period of twenty-four (24) months following the date of termination.

We will not gross-up any tax imposed upon any payment received by Mr. Hilton under his employment agreement.

Change-in-Control Agreements

We believe that the occurrence, or potential occurrence, of a change-in-control transaction in which we are the target could create substantial uncertainty regarding the continued employment of our executive officers. Therefore we have entered into change-in-control retention agreements with our executive officers in order to (i) retain these key executives during periods of uncertainty; (ii) enable these executives to evaluate, negotiate and execute a change-in-control transaction more objectively; (iii) encourage these executives to remain focused on running the business rather than seeking other employment in the event of a possible change-in-control; and (iv) preserve shareholder value by providing continuity of management during a transition period.

Upon the occurrence of a change-in-control, unvested stock option grants to executive officers vest immediately and any restrictions on share grants in effect on the date of a change-in-control lapse immediately. We believe that the acceleration of vesting for stock options and restricted shares is appropriate because, depending on the structure of a change-in-control transaction, continuing such awards may unnecessarily complicate a potentially beneficial transaction and it may not be possible to replace such awards with comparable awards of the acquiring company’s stock. The accelerated vesting also provides our executive officers and employee option holders with the same opportunities as our other shareholders who are free to realize the value created at the time of the transaction by selling their shares. We believe that accelerating these equity awards upon a change-in-control is appropriate to (i) minimize the risk that executive officers might favor a transaction based on the likely impact on the executive officer’s equity awards, (ii) increase the likelihood that executive officers will remain with us after becoming aware of a pending or threatened change-in-control, and (iii) address the increased likelihood that executives may be terminated by a successor through no fault of their own. With respect to the Long-Term Incentive Plan performance share units, payouts would be based on actual performance achieved as of the date of a change of control.

We believe that a termination by the executive for good reason in connection with a change-in-control transaction may be conceptually the same as a termination by us without cause in certain circumstances. Recognizing that, in the context of a change-in-control, potential acquirers would otherwise have an incentive to constructively terminate our named executive officers’ employment to avoid paying severance, we believe it is appropriate to provide severance benefits in these circumstances as well. In the event of a change-in-control, executive officers are entitled to a gross-up for any excise taxes imposed on the change-in-control benefits by federal income tax laws. We believe that the mitigation of the cost of excise taxes for our executive officers is necessary to preserve the benefits to which they are entitled. This approach protects the value of compensation already awarded to the executive officers, and eliminates any potential personal bias against a change-in-control transaction.

We believe our change-in-control policy allows us to be competitive in this aspect of our compensation program. We consider the benefits offered under the retention agreements to be reasonable and appropriate for executive officers who may not be in a position to obtain readily comparable employment. We do not believe that named executive officers should be entitled to receive cash severance benefits merely because a change-in-control transaction occurs. The payment of cash severance benefits is only realized only upon the occurrence of a “double trigger” — an actual or constructive termination of employment within two years following a change-in-control.

Our change-in-control agreements and the associated potential payments and benefits are discussed in detail under the “Potential Payments Upon Termination or Change-in-Control” section of this Proxy Statement.

PART III: COMPENSATION COMMITTEE ACTIONS RELATED TO FISCAL YEAR 2012

EXECUTIVE COMPENSATION

We engaged Exequity, Inc., our independent executive compensation consultant, to assist us in establishing 2012 compensation for our named executive officers. We also reviewed the peer group and with Exequity’s assistance, revised the peer group to better reflect our business model and the companies with which we compete for executive talent. During our November 28, 2011 meeting, and after considering the recommendations of Exequity, Inc., we set 2012 base salaries and incentive compensation opportunities and performance measures. The base salary increases for the named executive officers range from 3.57% to 6.00%.

We have adopted a new definition of return on capital that is consistent with financial disclosure in our Form 10-K Report: Net income (loss), plus after-tax interest expense on debt as a percentage of average quarterly debt (net of cash) plus average quarterly shareholders’ equity over five accounting periods.

Performance measures for the quantitative corporate financial element of the Annual Cash Incentive Plan payout are:

Measure	Threshold	Target	Maximum
Return on Capital	8.0%	11.5%	16.0%
Diluted Earnings per Share Growth	0%	10%	20%
— Equivalent Amount per Share	$3.25	$3.58	$3.90

We also established the following threshold, target, and maximum cumulative diluted earnings per share growth and cumulative revenue growth performance goals for the 2012-2014 Long-Term Incentive Plan performance share unit awards:

Measure	Threshold	Target	Maximum
Cumulative Diluted Earnings per Share Growth	4%	8%	14%
— Equivalent Amount per Share	$10.55	$11.39	$12.74
Cumulative Revenue Growth	5%	7%	11%
— Equivalent Revenue Levels	$4,082,000	$4,242,000	$4,575,000

We granted stock options, performance share units for the 2012-2014 Long-Term Incentive Plan, and restricted shares to our executive officers consistent with our equity grant policy in the following amounts:

Named Executive Officer	Options (# Shares)	Performance Share Units at Target (#)	Restricted Shares (#)
Michael F. Hilton	55,000	20,000	10,000
Gregory A. Thaxton	13,000	4,500	2,300
John J. Keane	16,000	6,000	3,000
Peter G. Lambert	10,500	3,900	2,000
Douglas C. Bloomfield	10,000	3,500	1,800

PART IV: POLICIES RELATED TO EXECUTIVE COMPENSATION

Equity Grant Policy

We make equity grants on a consistent schedule, generally at the first Compensation Committee meeting following the close of the fiscal year, to permit us to confirm prior fiscal year performance and do not grant long-term incentive awards, stock options or restricted stock to our executive officers in anticipation of the release of significant earnings announcements or other material non-public information likely to result in changes to the price of our common shares. Similarly, we do not time the release of material non-public information based on stock option and restricted stock grant dates. Awards are effective on the date that we grant the award. We have delegated limited authority to Mr. Hilton to approve equity awards, excluding grants made to executive officers. Equity grants approved by Mr. Hilton in any quarter will be effective the first day of the month following public disclosure of quarterly earnings for that quarter. In the event the effective date of the grant is a Saturday, Sunday or holiday, the effective date of grant will be the first subsequent day our common shares are traded. Such grants will be reported to the Compensation Committee at its next regularly scheduled meeting. In 2011, Mr. Hilton approved the grant of a total of 9,500 shares of restricted stock to non-executive officer employees.

The grants are subject to (i) profit recapture (commonly known as a “clawback”) when an executive officer acts inconsistently with the non-compete provision of his or her employee agreement following termination of employment, or (ii) forfeiture in the event an executive officer’s employment is terminated due to a criminal act, fraud or other such behavior inconsistent with our Code of Ethics and Business Conduct. The invoking of the clawback or forfeiture provision is solely at our discretion. To date, we have not had the need to exercise our discretion in seeking profit recapture or forfeiture from any former executive officer. We intend to revise our clawback policy covering our annual and long-term incentive award plans and arrangements, if necessary, once the Securities and Exchange Commission adopts the final implementing rules.

Our policy also prohibits Nordson employees from engaging in any transactions involving a derivative of a Nordson security, including hedging transactions.

Share Ownership Guidelines

We require share ownership by our executive officers to emphasize our executive compensation program’s objective of aligning the individual financial interests of our executive officers with the investment interests of our long-term shareholders. We require our executive officers to own the following multiples of base salary in the equivalent number of common shares:

Chief Executive Officer	5 times base salary
President (if other than the CEO)	3 times base salary
Other Executive Officers	2 times base salary

The number of shares required to be held varies according to our common share price movement. Newly elected or promoted executive officers will have up to five years to meet the ownership requirements after their election or promotion.

Executive officers who have not satisfied the share ownership requirements by the end of the five-year period or who have not shown progress (as subjectively determined by the Committee) toward the required ownership level prior to the end of such five-year period will be expected to retain 100% of the shares acquired through exercise of options, lapse of transfer restrictions on restricted shares or long-term incentive performance share awards, net of shares tendered to cover the taxes due or the lapse of a restriction period until the share ownership requirement is achieved or there is progress towards the ownership requirement. We review the actual share ownership of each executive officer compared to the applicable share ownership guideline, including the number of vested stock options, share equivalent units in deferred compensation plans and share ownership in the Nordson Corporation Employee Stock Ownership and 401(k) Plans, each of which count as valid forms of share ownership under the ownership guidelines. As of October 31, 2011, all named executive officers who have been executive officers for five years meet the ownership guidelines. Mr. Hilton has three years as of the date of this Proxy Statement to achieve the share ownership equal to five times his base salary and is demonstrating progress in doing so.

Accounting and Tax Considerations

We continuously review and evaluate the impact of tax laws, accounting changes and similar factors affecting our executive compensation program. For example, the enactment of Section 409A of the Internal Revenue Code, which impacts deferred compensation arrangements, is considered when we contemplate future changes to the program.

In the course of fulfilling our responsibilities, we routinely review the impact of Section 162(m) of the Internal Revenue Code, which disallows a tax deduction for certain compensation paid in excess of $1,000,000 to the Chief Executive Officer and the next three highest paid executive officers of the Company, excluding the Chief Financial Officer. The regulations under Section 162(m), however, exempt from this $1,000,000 limit various forms of compensation, including “performance-based” compensation. Our Annual Cash Incentive Plan, stock options and performance share units were intended to qualify as “performance-based” compensation, but our restricted shares were not. We have established a requirement that, if necessary, executive officers will defer base salary and payouts under the Annual Cash Incentive Plan and Long-Term Incentive Plan to avoid the loss of deductibility.

Although we carefully consider the impact of Section 162(m) when administering the Company’s compensation programs, we do not make decisions regarding executive compensation solely based on the expected tax treatment of such compensation. In order to maintain flexibility in designing compensation programs that attract and retain key leaders, reward past performance, create an incentive for strong future performance and align executives’ interests with those of the Company’s long-term shareholders, we may deem it appropriate at times to forgo Section 162(m) qualified awards in favor of awards that may not be fully tax-deductible.

COMPENSATION COMMITTEE REPORT

We have reviewed and discussed with management the Compensation Discussion and Analysis that appears in this Proxy Statement. Based on such review and discussion, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s definitive Proxy Statement on Schedule 14A and incorporated by reference into the Company’s Annual Report on Form 10-K for the Fiscal Year ended October 31, 2011, each as filed with the Securities and Exchange Commission.

Compensation Committee

Mary G. Puma, Chairperson

Lee C. Banks

Joseph P. Keithley

William L. Robinson

January 23, 2012

The above Compensation Committee Report does not constitute soliciting material and should not be deemed filed with the Securities and Exchange Commission or subject to Regulation 14A or 14C (other than as provided in Item 407 of Regulation S-K) or to the liabilities of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”), except to the extent that the Company specifically requests that the information in this Report be treated as soliciting material or specifically incorporates it by reference into a document filed under the Securities Act of 1933 (the “Securities Act”) or the Exchange Act. If this Report is incorporated by reference into the Company’s Annual Report on Form 10-K, such disclosure will be furnished in such Annual Report on Form 10-K and will not be deemed incorporated by reference into any filing under the Securities Act or the Exchange Act as a result of furnishing the disclosure in this manner.

RISKS RELATED TO EXECUTIVE COMPENSATION POLICIES AND PRACTICES

The Compensation Committee believes that the design of the executive compensation program as outlined in the “Compensation Discussion and Analysis” above places emphasis on long-term incentives and competitive base salaries. While the annual cash incentive plan is tied to short-term performance, the Committee concluded that emphasis on long-term incentives appropriately balances risk and management’s motivations for our long-term success, including share price performance, with the interests of the our long-term shareholders. Although our program is designed to pay-for-performance and provide incentive-based compensation, the incentive-driven elements of our compensation program contain various mitigating features to ensure management is not encouraged to take unnecessary risks in managing the business that could maximize short-term results at the expense of long-term value. These factors include:

•	Oversight of the program by the Compensation Committee;

•	Discretion provided to the Compensation Committee to set targets and monitor performance and the ability to exercise negative discretion in setting incentive plan payouts to our executive officers;

•	Base salaries are fixed in amount and thus do not encourage risk taking;

•	A mixture of both short- and long-term goals and a mixture of cash and equity compensation;

•	Both the annual incentive plan and the performance share units utilize more than one performance measure to minimize risk;

•	Consistently approving payout amounts that are below maximum payouts permitted under the annual cash incentive and long-term incentive plans;

•	Service-based vesting conditions with respect to equity grants;

•	Share ownership guidelines to align the executive interests with those of our long-term shareholders; and

•	Forfeiture and profit recapture (“clawback”) terms that accompany stock option grants.

Based upon this analysis, we believe that our compensation policies and practices do not encourage our executive officers to take excessive or unnecessary risks and are not reasonably likely to have a material adverse effect on the Company.

SUMMARY COMPENSATION FOR FISCAL YEAR 2011

The following narratives, tables, footnotes and supplemental tables present the components of compensation for our named executive officers for the Fiscal Year ended October 31, 2011. The individual components of the compensation reflected in the Summary Compensation Table (SCT) for Fiscal Year 2011 are:

•	Salary. Base salary earned by a named executive officer during Fiscal Year 2011. Any amount of base salary deferred by a named executive officer is identified in footnote 1 to the table.

•	Bonus. We did not award any non-performance-based discretionary cash incentives to our named executive officers for Fiscal Year 2011.

•

Stock Awards.    The awards disclosed in the “Stock Awards” column consist of restricted share grants and performance share grants for the Fiscal Year 2009-2011, 2010-2012 and 2011-2013 performance periods. The calculations are based upon the grant date fair value of restricted shares and performance share units as calculated under FASB ASC Topic 718 (formerly known as FAS 123R) for Fiscal Years 2011, 2010 and 2009. Details about Long-Term Incentive Plan awards are included in the narrative accompanying the “Grants of Plan-Based Awards During Fiscal Year 2011” table below. For performance share awards, grant date fair value disclosed in the SCT is based on the level at which the award is expected to pay out, rather than at the maximum possible payout. The maximum payout appears in a footnote to the table.

•

Option Awards.    The awards disclosed in the “Option Awards” column consist of option grants for our common stock. The award amounts represent the grant date fair value of stock options as calculated under FASB ASC Topic 718 (formerly known as FAS 123R) for each named executive officer. Details about the option awards made during Fiscal Year 2011 are included in the narrative accompanying the “Grants of Plan-Based Awards During Fiscal Year 2011” table.

•

Non-Equity Incentive Plan Compensation.    The amounts disclosed under the “Non-Equity Incentive Plan Compensation” column represent compensation earned under the Annual Cash Incentive Plan. Further information concerning the Annual Cash Incentive Plan may be reviewed in Part II of the Compensation Discussion and Analysis section of this Proxy Statement under the caption “Annual Incentive Compensation.”

•

Change in Pension Value.    The amounts disclosed in the “Change in Pension Value and Non-Qualified Deferred Compensation Earnings” column represent solely any actuarial increase during the fiscal year in the pension value provided under our qualified defined benefit pension plan and non-qualified excess defined benefit pension plan. We do not pay above-market or preferential rates on the non-qualified deferred compensation of our named executive officers. A narrative discussion of our defined benefit pension plan and excess defined benefit pension plan and the estimated present value of the accumulated benefits accompanies the “Pension Benefits for Fiscal Year 2011” table.

•

All Other Compensation.    The amounts disclosed in the “All Other Compensation” column include the combined value of the named executive officer’s perquisites, our matching contributions to the qualified deferred compensation 401(k) plan and non-qualified deferred compensation plan and other noted payments.

Summary Compensation Table For Fiscal Year 2011

In this section we provide certain tabular and narrative information regarding the compensation of our principal executive and financial officers and our three other most highly compensated executive officers for the Fiscal Year ended October 31, 2011.

Name and Principal Position	Fiscal Year	Salary (1) $	Bonus $	Stock Awards (2) $	Option Awards (3) $	Non-Equity Incentive Plan Compen- sation (4) $	Change in Pension Value & Non- Qualified Deferred Compensation Earnings (5) $	All Other Compen- sation (6) $	Total $
Michael F. Hilton	2011	700,000	—	1,146,150	859,250	1,400,000	359,825	50,044	4,515,269
President and Chief Executive Officer	2010	534,375	—	931,307	873,877	961,876	82,031	756,374	4,139,840
Gregory A. Thaxton	2011	330,000	—	254,700	195,909	396,000	483,963	24,467	1,685,039
Vice President and Chief Financial Officer	2010	308,000	—	281,926	168,150	338,800	171,015	12,961	1,280,852
	2009	254,269	—	124,315	142,266	—	334,151	26,936	881,937
John J. Keane	2011	330,000	—	356,580	274,960	473,550	509,572	28,608	1,973,270
Senior Vice President	2010	318,000	—	403,270	264,556	445,200	239,158	19,078	1,689,262
	2009	301,153	—	211,600	246,522	—	425,228	28,933	1,213,436
Peter G. Lambert	2011	285,000	—	237,633	182,161	324,900	412,481	150,298	1,592,473
Senior Vice President	2010	268,000	—	236,607	147,972	321,600	117,014	16,217	1,107,410
	2009	222,923	—	105,800	123,804	—	271,602	23,981	748,110
Douglas C. Bloomfield	2011	250,000	—	203,760	161,539	268,125	470,955	24,653	1,379,032
Vice President	2010	238,000	—	212,163	136,762	261,800	131,686	24,324	1,004,735

(1)	This column includes amounts of base salary each named executive officer deferred into the 2005 Deferred Compensation: Mr. Hilton — $40,923 and $25,961; Mr. Thaxton — $23,227, $15,400, and $24,452; Mr. Keane — $22,539, $13,354, and $28,015; Mr. Lambert — $0, $2,000 and $3,000; and Mr. Bloomfield — $14,800 and $14,800. Mr. Hilton was not employed by us in Fiscal Year 2009. Mr. Bloomfield was not a named executive officer for Fiscal Year 2009.

(2)	This column represents the grant date fair value of restricted shares and performance share units as calculated under FASB ASC Topic 718 (formerly known as FAS 123R). The grant date fair value disclosed for performance share awards are based on target performance. The maximum performance share award amount with respect to each of the named executive officers is shown in the table below. The assumptions made in valuing stock awards reported in this column for 2011 are discussed in Note 11, Stock-based Compensation to the consolidated financial statements included in our Annual Reports on Form 10-K for the Fiscal Year ended October 31, 2011.

Named Executive Officer	Fiscal Year	Maximum Performance Share Payout (Units)	Maximum Performance Share Payout ($)
Michael F. Hilton	2011	36,000	1,512,540
	2010	48,868	1,442,583
Gregory A. Thaxton	2011	8,000	336,120
	2010	12,000	313,140
	2009	18,800	248,630
John J. Keane	2011	11,200	470,568
	2010	16,000	417,520
	2009	32,000	423,200
Peter G. Lambert	2011	7,600	319,314
	2010	9,400	245,293
	2009	16,000	211,600
Douglas C. Bloomfield	2011	6,400	268,896
	2010	8,400	219,198
	2009	16,000	211,600

(3)

This column represents the grant date fair value of the stock option award as calculated under FASB ASC Topic 718 (formerly known as FAS 123R) as of the respective grant date for each award. The grant date fair value was determined using the Black-Scholes valuation model. For additional information regarding such grants, see the “Grants of Plan-Based

Awards” table below. The aggregate grant date fair value may not correspond to the actual value that may be recognized by the named executive officer. The actual amount, if any, realized upon the exercise of stock options will depend upon the market price of our common shares relative to the exercise price per share of the stock option at the time of exercise.

The table below lists the assumptions used in Fiscal Year 2011 to estimate the grant date fair value of the options granted to the named executive officers and included in this column as of October 31, 2011:

Fiscal Year	Number of Share Granted	Exercise Price	Expected Life (in years)	Dividend Yield	Volatility	Risk-Free Rate
2007	204,800	24.39	7.8	1.64%	0.2849	4.57%
2008	179,900	26.46	6.1	1.41%	0.261	3.62%
2009	301,200	14.37	6.2	1.36%	0.4038	1.76%
2010	133,218	29.05	6.2	1.37%	0.4295	3.03%
2011	97,400	43.32	6.3	1.28%	0.4311	2.25%

The assumptions listed in the above table differ slightly from those presented in Note 11, Stock-based Compensation to the consolidated financial statements included in our Annual Reports on Form 10-K for the Fiscal Year ended October 31, 2011. The assumptions in Note 11 are determined by the vesting period for stock option grants to executive officers — 4 years — and to all other grantees — 5 years.

See the “Grants of Plan-Based Awards During Fiscal Year 2011” table for information with respect to the stock options granted in Fiscal Year 2011 and the “Outstanding Equity Awards at Fiscal 2011 Year End” table for information with respect to the stock options granted prior to Fiscal Year 2011.

(4)	The amounts in this column represent the total non-equity incentive plan compensation we recognized in the respective fiscal year under our Annual Cash Incentive Plan.

(5)	The amounts entered in this column reflect the aggregate change in the actuarial present value of the named executive officer’s accumulated benefits under the Nordson Corporation Salaried Employees Defined Benefit Pension Plan and Excess Defined Benefit Pension Plan. There were no above-market or preferential earnings on non-qualified deferred compensation. The present value amounts of the accumulated benefits were determined using assumptions discussed in Note 3, Retirement, Pension and other Post-retirement Plans to the consolidated financial statements included in our Annual Reports on Form 10-K for the Fiscal Year ended October 31, 2011.

The following table provides further details to the increases by plan for 2011:

Named Executive Officer	Change in Pension Plan Value ($)	Change in Excess Pension Plan Value ($)	Total ($)
Michael F. Hilton	61,413	298,412	359,825
Gregory A. Thaxton	166,098	317,865	483,963
John J. Keane	146,189	363,383	509,572
Peter G. Lambert	144,159	268,322	412,481
Douglas C. Bloomfield	191,216	279,739	470,955

(6)	The following tables describe each component of the “All Other Compensation” column in the Summary Compensation Table for Fiscal Year 2011:

Named Executive Officer	Total Perquisites ($)(a)	Relocation Assistance ($)(b)	Tax Gross- Up Related to Relocation Assistance ($)	Company Contribu- tions to Tax- Qualified and Non-Qualified Plans ($)	Dividends Related to Share Based Plans ($)	Company Match of Charitable Contributions ($)(c)	Total All Other Compensation ($)
Michael F. Hilton	13,495	—	—	19,479	6,970	10,100	50,044
Gregory A. Thaxton	7,093	—	—	9,467	2,633	5,274	24,467
John J. Keane	5,000	—	—	13,391	4,187	6,030	28,608
Peter G. Lambert	5,000	128,868	4,997	7,897	2,386	1,150	150,298
Douglas C. Bloomfield	5,300	—	—	9,315	2,138	7,900	24,653

(a)	Total perquisites for Fiscal Year 2011:

Named Executive Officer	Financial Planning ($)	Club Dues ($)	Executive Physicals ($)	Total Perquisites ($)
Michael F. Hilton	5,000	5,430	3,065	13,495
Gregory A. Thaxton	4,700	400	1,993	7,093
John J. Keane	5,000	—	—	5,000
Peter G. Lambert	5,000	—	—	5,000
Douglas C. Bloomfield	4,900	400	—	5,300

(b)	Mr. Lambert’s relocation assistance includes the incremental cost paid or incurred by us for Mr. Lambert’s relocation from Rhode Island to Georgia.

(c)	The amounts in this column represent matching contributions under our matching gift program during Fiscal Year 2011. This program allows employees to contribute to qualified charitable organizations and we provide a matching contribution in an equal amount, up to an aggregate maximum amount of $6,000 per calendar year, for contributions made by an employee during the calendar year. However, the amount we match for named executive officers’ personal contribution as part of our United Way campaign is unlimited.

GRANTS OF PLAN-BASED AWARDS DURING FISCAL YEAR 2011

We granted the following type of awards to our executive officers in 2011:

•

Annual Cash Incentive Awards — The Compensation Committee establishes quantitative performance measures for the corporate financial element at the beginning of a fiscal year. Any payouts are determined by actual fiscal year performance against the measures, pre-established business segment performance measures (for our named executive officers that lead our business segments) and quantitative individual named executive officer performance. Payout amounts are referred to in the following table as “ACI.”

•

Long-Term Incentive Awards — The Compensation Committee may approve long-term incentive awards for executive officers based on three-year cumulative performance measures as selected by the Committee. If the target measure is achieved, payout is of 100% of the target award. The award is in the form of performance share units which are settled in unrestricted Nordson common shares on a one-for-one basis. The payout will vary based upon the actual three-year performance. However, the three-year performance threshold must be achieved before any payout is made. These awards are referred to in the following table as “LTIC.”

•

Restricted Shares — Restricted shares are granted subject to restrictions on transferability. The shares may be voted but not sold or transferred during the restriction/vesting period. Dividends are paid on the restricted shares during the restriction/vesting period. Restricted shares granted in 2011 vest on a pro-rata basis annually each year for three years. If an executive officer’s employment terminates due to death, disability, or early retirement after the grant date, unvested shares are forfeited. If termination is due to retirement at or after normal retirement age (65), all restrictions lapse. These awards are referred to in the following table as “R.S.”

•

Stock Options — Stock options have a term of ten years, become exercisable over a four-year period at the rate of 25% per year beginning one year from the grant date, and have an exercise price equal to the closing price of our common shares on the grant date. Each option permits the optionee to pay for the exercise price and satisfy tax-withholding obligations with previously owned common shares or with shares acquired upon exercise. Information with respect to each of these awards on a grant-by-grant basis is set forth in the table below. These awards are referred to in the following table as “Options.”

Grants of Plan-Based Awards During Fiscal Year 2011 Table

The following table and footnotes present the components of the plan-based grants made to our named executive officers during Fiscal Year 2011.

			Estimated Future Payouts Under Non-equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards
			Threshold	Target	Maximum	Threshold	Target	Maximum				(3)
Name	Plan	Grant Date	$	$	$	#	#	#	#	#	$/sh	$
Michael F. Hilton	ACI	Dec. 7, 2010	350,000	700,000	1,400,000	—	—	—	—	—	—	—
	LTIC	Dec. 7, 2010	—	—	—	9,000	18,000	36,000	—	—	—	756,270
	R.S.	Dec. 7, 2010	—	—	—	—	—	—	9,000	—	—	389,880
	Options	Dec. 7, 2010	—	—	—	—	—	—	—	50,000	43.32	859,250
Gregory A. Thaxton	ACI	Dec. 7, 2010	99,000	198,000	396,000	—	—	—	—	—	—	—
	LTIC	Dec. 7, 2010	—	—	—	2,000	4,000	8,000	—	—	—	168,060
	R.S.	Dec. 7, 2010	—	—	—	—	—	—	2,000	—	—	86,640
	Options	Dec. 7, 2010	—	—	—	—	—	—	—	11,400	43.32	195,909
John J. Keane	ACI	Dec. 7, 2010	115,500	231,000	462,000	—	—	—	—	—	—	—
	LTIC	Dec. 7, 2010	—	—	—	2,800	5,600	11,200	—	—	—	235,284
	R.S.	Dec. 7, 2010	—	—	—	—	—	—	2,800	—	—	121,296
	Options	Dec. 7, 2010	—	—	—	—	—	—	—	16,000	43.32	274,960
Peter G. Lambert	ACI	Dec. 7, 2010	85,500	171,000	342,000	—	—	—	—	—	—	—
	LTIC	Dec. 7, 2010	—	—	—	1,900	3,800	7,600	—	—	—	159,657
	R.S.	Dec. 7, 2010	—	—	—	—	—	—	1,800	—	—	77,976
	Options	Dec. 7, 2010	—	—	—	—	—	—	—	10,600	43.32	182,161
Douglas C. Bloomfield	ACI	Dec. 7, 2010	68,750	137,500	275,000	—	—	—	—	—	—	—
	LTIC	Dec. 7, 2010	—	—	—	1,600	3,200	6,400	—	—	—	134,448
	R.S.	Dec. 7, 2010	—	—	—	—	—	—	1,600	—	—	69,312
	Options	Dec. 7, 2010	—	—	—	—	—	—	—	9,400	43.32	161,539

(1)	These columns show the estimated dollar value of the potential payout under the Annual Cash Incentive Plan at threshold, target or maximum payout levels for the quantitative performance factor. Pursuant to the methodology described in Part II of the Compensation Discussion and Analysis section of this Proxy Statement, under the caption “Annual Incentive Compensation,” the Compensation Committee may adjust the quantitative performance factor +/- 20 points after considering qualitative individual performance of a named executive officer. The performance factors and potential payouts are described in greater detail in Part II of the Compensation Discussion and Analysis under the caption “Annual Incentive Compensation.”

(2)	These columns show the potential number of shares to be paid out for our named executive officers under our Long-Term Incentive Plan at threshold, target or maximum performance. The measures and potential payouts are described in more detail in Part II of the Compensation Discussion and Analysis under the caption “Long Term Incentive Compensation.” The grant date fair value recognized for financial reporting purposes in Fiscal Year 2011 for these performance awards is included in the “Stock Awards” column of the Summary Compensation Table for Fiscal Year 2011.

(3)	Values in this column reflect the grant date fair value for stock option awards and performance share unit awards determined in accordance with FASB ASC Topic 718 (formerly known as FAS 123R). The grant date fair value of the performance share unit awards are at target. The grant date fair value based on payout at the maximum performance level is: Mr. Hilton — $1,512,540; Mr. Thaxton — $336,120; Mr. Keane — $470,568; Mr. Lambert — $319,314; and Mr. Bloomfield — $268,896. The actual amounts that will be received by the named executive officer will be determined at the end of the performance period based upon our actual performance, which may differ from the performance that was probable at the date of grant.

For establishing grant date fair value of stock options, we use the Black-Scholes option pricing model to calculate the fair value of stock options. The key assumptions for the Black-Scholes valuation method include the expected life of the option, stock price volatility, the risk-free interest rate, dividend yield and exercise price. The exercise price of stock options is the fair market value of our common shares on the date of grant. The following table sets forth the assumptions used in the calculation of the amounts for stock option awards presented in the table:

a.	Expected Volatility: 0.4311.

b.	Risk-Free Interest Rate: The rate available at the time the grant was made on zero-coupon U.S. Government issues with a remaining term equal to the expected life: 2.25%.

c.	Dividend Yield: 1.28% based on the historical dividend yield.

d.	Expected Life: 6.3 years.

The calculations for the fair value of restricted stock are based upon the grant date fair value of restricted share awards determined using the market price of common stock at the grant date.

OUTSTANDING EQUITY AWARDS AT FISCAL 2011 YEAR-END

The following narrative, table and footnotes describe equity awards granted to our named executive officers under our Long-Term Performance Plan that were outstanding as of the end of Fiscal Year 2011:

•

Fiscal Year 2010-2012 Long-Term Incentive Plan Performance Share Unit Awards (disclosed as “2010 LTIP” awards in the “Stock Awards” columns). The Fiscal Year 2010-2012 performance period began on November 1, 2009 and concludes on October 31, 2012. Settlement of these awards will be in the form of unrestricted Nordson common shares on a one-for-one basis. The ultimate value of the awards will depend on the number of share units earned and the price of our common shares at the time of settlement.

•

Fiscal Year 2011-2013 Long-Term Incentive Plan Performance Share Unit Awards (disclosed as “2011 LTIP” awards in the “Stock Awards” columns). The Fiscal Year 2011-2013 performance period began on November 1, 2010 and concludes on October 31, 2013. Settlement of these awards will be in the form of unrestricted Nordson common shares on a one-for-one basis. The ultimate value of the awards will depend on the number of share units earned and the price of our common shares at the time of settlement.

•	Restricted Shares (disclosed in the “Stock Awards” columns). Consist of the restricted share grants to named executive officers.

•

Stock Options (disclosed in the “Option Awards” columns). Consist of stock option grants made to our named executive officers. Stock options have a term of ten years and become exercisable over a four year period at the rate of 25% per year, beginning one year from the grant date.

Outstanding Equity Awards At Fiscal 2011 Year-End Table

The following table sets forth information with respect to performance share awards, restricted share awards and stock options held by our named executive officers as of October 31, 2011.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexer- cised Options - Exercis- able (1) (#)	Number of Securities Underlying Unexer- cised Options- Unexercis- able (#)	Option Exercise Price $/sh	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested (2) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights Not Vested (3) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights Not Vested ($)
Michael F. Hilton
2010 LTIP	—	—	—	—	—	—	48,868	2,266,009
2011 LTIP	—	—	—	—	—	—	36,000	1,669,320
Restricted Stock
16-Jan-10 (4)	—	—	—	—	6,842	317,264	—	—
7-Dec-10 (5)	—	—	—	—	9,000	417,330	—	—
Stock Options:
16-Jan-10 (6)	17,304	51,914	30.70	16-Jan-2020	—	—	—	—
7-Dec-10 (7)	—	50,000	43.32	07-Dec-2020	—	—	—	—
Gregory A. Thaxton
2010 LTIP	—	—	—	—	—	—	12,000	556,440
2011 LTIP	—	—	—	—	—	—	8,000	370,960
Restricted Shares
7-July-10 (8)	—	—	—	—	2,934	136,050	—	—
7-Dec-10 (5)	—	—	—	—	2,000	92,740	—	—
Stock Options:
5-Dec-07 (9)	3,400	3,400	26.46	5-Dec-2017	—	—	—	—
4-Dec-08 (10)	—	13,100	14.37	4-Dec-2018	—	—	—	—
3-Dec-09 (11)	—	11,250	27.26	3-Dec-2019	—	—	—	—
7-Dec-10 (7)	—	11,400	43.32	7-Dec-2020	—	—	—	—
John J. Keane
2010 LTIP	—	—	—	—	—	—	16,000	741,920
2011 LTIP	—	—	—	—	—	—	11,200	519,344
Restricted Shares
3-Dec-09 (12)	—	—	—	—	4,000	185,480	—	—
7-July-10 (8)	—	—	—	—	2,000	92,740	—	—
7-Dec-10 (5)	—	—	—	—	2,800	129,836	—	—
Stock Options:
5-Dec-07 (9)	—	6,900	26.46	5-Dec-2017	—	—	—	—
4-Dec-08 (10)	22,700	22,700	14.37	4-Dec-2018	—	—	—	—
3-Dec-09 (11)	5,900	17,700	27.26	3-Dec-2019	—	—	—	—
7-Dec-10 (7)	—	16,000	43.32	7-Dec-2020	—	—	—	—
Peter G. Lambert
2010 LTIP	—	—	—	—	—	—	9,400	435,878
2011 LTIP	—	—	—	—	—	—	7,600	352,412
Restricted Shares
7-July-10 (8)	—	—	—	—	2,668	123,715	—	—
7-Dec-10 (5)	—	—	—	—	1,800	83,466	—	—
Stock Options:
5-Dec-07 (9)	—	3,400	26.46	5-Dec-2017	—	—	—	—
4-Dec-08 (10)	—	11,400	14.37	4-Dec-2018	—	—	—	—
3-Dec-09 (11)	—	9,900	27.26	3-Dec-2019	—	—	—	—
7-Dec-10 (7)	—	10,600	43.32	7-Dec-2020	—	—	—	—

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexer- cised Options - Exercis- able (1) (#)	Number of Securities Underlying Unexer- cised Options- Unexercis- able (#)	Option Exercise Price $/sh	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested (2) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights Not Vested (3) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights Not Vested ($)
Douglas C. Bloomfield
2010 LTIP	—	—	—	—	—	—	8,400	389,508
2011 LTIP	—	—	—	—	—	—	6,400	296,768
Restricted Shares
7-July-10 (8)	—	—	—	—	2,400	111,288	—	—
7-Dec-10 (5)	—	—	—	—	1,600	74,192	—	—
Stock Options:
5-Dec-07 (9)	10,200	3,400	26.46	5-Dec-2017	—	—	—	—
4-Dec-08 (10)	11,400	11,400	14.37	4-Dec-2018	—	—	—	—
3-Dec-09 (11)	3,050	9,150	27.26	3-Dec-2019	—	—	—	—
7-Dec-10 (7)	—	9,400	43.32	7-Dec-2020	—	—	—	—

(1)	Represents vested stock options granted for Fiscal Years 2008 through 2011. As of October 31, 2011, none of the options granted during Fiscal Year 2011 had vested.

(2)	Market or Payout Value was calculated by multiplying the closing price of our common shares on October 31, 2011 —$46.37 per share — by the number of unvested shares.

(3)	This column reflects performance shares granted in Fiscal Years 2010 and 2011. These shares are conditioned upon performance during three-year cycles ending on October 31, 2012 and October 31, 2013, respectively. These awards will be determined and be paid following the end of the relevant performance period. The 2010-2012 and 2011-2013 performance period awards are shown at the expected maximum payout since the target performance level would be exceeded based on performance to date.

(4)	Upon his employment as President and Chief Executive Officer, Mr. Hilton was granted 6,842 restricted shares pursuant to the employment agreement we entered into with Mr. Hilton. These shares will vest on January 16, 2013.

(5)	Restricted shares were granted to executive officers on December 7, 2010. Restricted shares vest in three equal annual installments, commencing December 7, 2011.

(6)	Upon his employment as President and Chief Executive Officer, Mr. Hilton was granted 69,218 stock options pursuant to the employment agreement we entered into with Mr. Hilton. These options are exercisable in four equal installments (25% of grant per year), commencing January 16, 2011.

(7)	The options are exercisable in four equal annual installments (25% of grant per year), commencing December 7, 2011.

(8)	Restricted shares were granted to executive officers (except Mr. Hilton) on July 7, 2010. Restricted shares vest in three equal annual installments commencing July 7, 2011.

(9)	The options are exercisable in four equal annual installments (25% of grant per year), commencing December 5, 2008.

(10)	The options are exercisable in four equal annual installments (25% of grant per year), commencing December 4, 2009.

(11)	The options are exercisable in four equal annual installments (25% of grant per year), commencing December 3, 2010.

(12)	Mr. Keane was granted 4,000 restricted shares on December 3, 2009 in recognition of his assumption of the senior manager role for our Advanced Technology business segment and for retention purposes.

OPTION EXERCISES AND STOCK VESTED DURING FISCAL YEAR 2011

The following table sets forth information with respect to the stock options exercised and restricted stock vested during Fiscal Year 2011, before payment of any applicable withholding tax and broker commissions.

	Option Awards		Stock Awards
Named Executive Officer	Acquired on Exercise (#)	Value Realized on Exercise (1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
Michael F. Hilton	—	—	—	—
Gregory A. Thaxton	14,670	390,652	1,466	86,509
John J. Keane	52,700	1,171,669	1,000	59,010
Peter G. Lambert	56,500	1,750,493	1,332	78,601
Douglas C. Bloomfield	24,600	581,034	1,200	70,812

(1)	The Value Realized on Exercise is the difference between the market price of our common shares on date of exercise and the exercise price of the option. The following table reflects the number of shares acquired and share price at the time of acquisition for named executive officers that exercised options in Fiscal Year 2011:

Named Executive Officer	Grant Date Price ($)	Date of Exercise	Number of Shares Acquired Upon Exercise	Share Price ($) at Time of Acquisition
Michael F. Hilton	—	—	—	—
Gregory A. Thaxton	$19.25	Jan. 13, 2011	720	$47.19
	$24.39	Jan. 13, 2011	3,650	$47.05
	$27.26	Jan. 13, 2011	3,750	$47.02
	$14.37	Jan. 13, 2011	6,550	$47.00
John J. Keane	$26.46	Jan. 3, 2011	9,360	$47.61
	$24.39	Jan. 3, 2011	8,000	$47.59
	$24.39	Jan. 3, 2011	8,000	$47.48
	$24.39	Jan. 3, 2011	4,000	$47.51
	$24.39	Jan. 3, 2011	6,000	$47.43
	$24.39	Jan. 3, 2011	6,000	$47.34
	$26.46	Jan. 3, 2011	11,340	$47.18
Peter G. Lambert	$14.37	Mar. 3, 2011	11,400	$55.00
	$27.26	Mar. 3, 2011	3,300	$55.00
	$24.39	Mar. 3, 2011	15,600	$55.00
	$26.46	Mar. 3, 2011	9,030	$55.00
	$26.46	Jan. 12, 2011	1,170	$47.50
	$19.50	Dec. 23, 2010	4,000	$46.81
	$19.50	Dec. 23, 2010	4,000	$46.73
	$19.50	Dec. 23, 2010	4,000	$46.75
	$19.50	Dec. 23, 2010	4,000	$46.69
Douglas C. Bloomfield	$19.50	Dec. 20, 2010	9,000	$46.19
	$24.39	Dec. 20, 2010	15,600	$46.18

(2)	The Value Realized on Vesting is the fair market value on the vesting date — $59.01 on July 7, 2011.

PENSION BENEFITS FOR FISCAL YEAR 2011

The following table, narrative and footnotes set forth the actuarial present value of, and other information about, the pension benefits accumulated by each of our named executive officers for Fiscal Year 2011.

Named Executive Officer	Plan Name	Number of Years Credited Service #	Present Value of Accumulated Benefit (1)(2) $	Payments During Last Fiscal Year $
Michael F. Hilton	Salaried Employees Pension Plan	—	—	—
	Excess Defined Benefit Pension Plan (3)	1.75	441,856	—
Gregory A. Thaxton	Salaried Employees Pension Plan	22.0	568,438	—
	Excess Defined Benefit Pension Plan	22.0	595,147	—
John J. Keane	Salaried Employees Pension Plan	19.0	492,755	—
	Excess Defined Benefit Pension Plan	19.0	1,086,060	—
Peter G. Lambert	Salaried Employees Pension Plan	18.5	490,837	—
	Excess Defined Benefit Pension Plan	18.5	544,000	—
Douglas C. Bloomfield	Salaried Employees Pension Plan	24.0	650,038	—
	Excess Defined Benefit Pension Plan	24.0	634,305	—

(1)	For the Salaried Employees Pension Plan, the actuarial assumptions used to determine the present value of the accumulated benefit at October 31, 2011 are:

•	measurement date of October 31;

•	each participant’s benefit commences at age 65, the age at which retirement may occur without any age-based reduction in benefits, discounted to October 31, 2011 using a discount rate of 4.25%;

•	the benefits are payable as a single life annuity; and

•	post-retirement mortality based on the RP2000 Unisex Mortality Table updated to reflect the projection of an additional year of mortality improvements.

(2)	For the Excess Defined Benefit Pension Plan, the calculation of the present value of the accumulated benefit assumes that each participant’s benefit is payable as a lump sum commencing at age 65, the age at which retirement may occur without any age-based reduction in benefits, discounted to October 31, 2011 using a discount rate of 4.25%, a lump sum interest rate of 3.13% and post-retirement mortality based on the RP2000 Unisex Mortality Table updated to reflect the projection of an additional year of mortality improvements.

(3)	Under the terms of his employment agreement, Mr. Hilton has an individual non-qualified supplemental pension benefit that treats Mr. Hilton as if he were fully vested in the Salaried Employees Pension Plan, solely in the event that Mr. Hilton experiences a termination due to death, disability, or without cause, or resignation with good reason (whether or not in connection with a change-in-control), as those terms are defined in the employment agreement, prior to becoming one hundred percent (100%) vested in the Salaried Employees Pension Plan. This benefit would be paid under the non-qualified Excess Defined Benefit Pension Plan. Once Mr. Hilton has accrued sufficient service to be fully vested in the Salaried Employees Pension Plan, we will have no obligation to provide the supplemental individual pension benefit.

Salaried Employees Pension Plan

We sponsor the Nordson Corporation Salaried Employees Pension Plan (the “Salaried Employees Pension Plan”), a pension plan for our U.S.-based salaried employees, including our U.S.-based named executive officers. Benefits under the pension plan are based on a “final average pay,” which means the monthly average of the highest aggregate compensation (base salary and annual cash incentive payment) for 60 months of the 120 most recent consecutive months prior to retirement. Compensation used to determine benefits under the Salaried Employees Pension Plan may not exceed the limit under the Internal Revenue Code.

Normal retirement age under the Salaried Employees Pension Plan is age 65. Employees who retire on or after age 55 may begin receiving their benefit immediately but experience a reduction in the benefit for every year prior to age 65 that the benefit begins. Employees become 100% vested in their benefit at the earlier of age 55, or after five years of service. The benefits are further reduced by benefits received under the Social Security program.

If the employee dies prior to receiving the vested benefit, the surviving spouse, if any, will receive a 50% survivor annuity for the rest of the surviving spouse’s life. Benefits under the Salaried Employees Pension Plan become payable on the first of the month following retirement, absent any election by a participant to commence the payment of benefits at a different time. Benefits are payable in one of the following ways:

•

Life Only Annuity.    If a participant is not married or has been married less than 12 months when payments begin and does not elect an optional payment method, he or she will receive the full amount of his or her benefit in equal monthly installments for the rest of his or her life. Payments begin on the first of the month following the retirement date. After death, no additional payments are made.

•

50% Joint & Survivor Annuity.    If a participant is married for at least 12 months when payments begin, he or she will receive his or her benefit as a 50% Joint & Survivor Annuity, absent election of (and spousal consent for) an optional payment form. Under this option, a participant will receive a reduced monthly benefit during his or her lifetime. After the participant’s death, his or her spouse receives a benefit equal to 50% of the monthly benefit the participant was receiving. If the spouse dies before the participant, but after the participant begins receiving payments, the participant will continue to receive the same benefit amount during his or her lifetime and no additional payments are made after death.

•

100% (or 75%) Joint & Survivor Annuity.    A participant will receive a reduced lifetime benefit under this option. The participant names a beneficiary and chooses the percentage of his or her benefit to continue to that individual after the participant’s death. After death, the beneficiary receives the percentage of benefit elected (100% or 75%) for the remainder of his or her life. The participant’s age at the date the benefit commences, the beneficiary’s age and the percentage elected to continue after death affect the amount of the benefit received during the participant’s lifetime.

•

10 Year Certain Annuity.    A participant will receive a reduced lifetime benefit in equal monthly installments with payments guaranteed for at least ten years under this option. Payments continue for the rest of the participant’s life even if he or she lives longer than the period of time elected. However, if the participant receives less than 120 payments before death, the same monthly benefit continues to the beneficiary until the combined total number of installment payments are made.

•

Level Income Option.    This option allows a participant to receive an increased monthly payment from the pension plan initially if a participant retires early and begins receiving payments from the pension plan before he or she is eligible for Social Security benefits. After Social Security benefits begin, the monthly payment from the pension plan is reduced. This option does not provide any survivor benefit and, therefore, no benefit is payable after death.

Excess Defined Benefit Pension Plan

We also sponsor an Excess Defined Benefit Pension Plan for our U.S.-based executive officers. This plan is a non-tax qualified supplemental plan designed to work in conjunction with the Salaried Employees Pension Plan. The pension benefit outlined above for the Salaried Employees Pension Plan is calculated as if there were no compensation limits under the Internal Revenue Code. Then, the maximum benefit allowable is paid out under Salaried Employees Pension Plan and the balance is paid out under the Excess Defined Benefit Pension Plan. In addition to the benefit payout alternatives listed above, under the Excess Defined Benefit Pension Plan, our executive officers may elect a lump sum payout of the benefit following termination of employment.

Benefits under the Excess Defined Benefit Pension Plan are unsecured and are payable from our general assets. Payments will be delayed if and to the extent payment within six months of the termination of employment will result in the imposition of additional taxes on the executive officer pursuant to Section 409A of the Internal Revenue Code. Payments delayed due to Section 409A rules will accrue interest during the deferral period at the 10-year Treasury bill rate in effect on the first business day of the Excess Defined Benefit Pension Plan year in which the delayed payment period commences.

NON-QUALIFIED DEFERRED COMPENSATION FOR FISCAL YEAR 2011

The following table sets forth the contributions, earnings, withdrawals or distributions and aggregate balances for the named executive officers participating in our deferred compensation plans for Fiscal Year 2011.

	2005 Deferred Compensation Plan
Named Executive Officer	Executive Contributions in Last Fiscal Year (1) ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate With- drawals / Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
Michael F. Hilton	98,636	11,847	3,325	—	140,097
Gregory A. Thaxton	113,290	1,992	94,669	—	374,533
John J. Keane	22,539	2,245	107,768	—	1,133,122
Peter G. Lambert	—	—	1,793	—	36,176
Douglas C. Bloomfield	266,664	312	166,888	—	1,126,267

(1)	This column includes amounts of base salary each named executive officer deferred in Fiscal Year 2011: Mr. Hilton — $40,923; Mr. Thaxton — $23,227; Mr. Keane — $22,539; and Mr. Bloomfield — $14,800. These amounts deferred are included in the “Salary” column of the Summary Compensation Table for Fiscal Year 2011 and also noted in footnote number 1 to that table.

Deferred Compensation Plan

Under the 2005 Deferred Compensation Plan, our executive officers may elect to defer up to 100% of their base pay, annual cash incentive compensation and long-term incentive plan payout each year. An executive officer may elect to invest in a number of investment accounts designated by the Compensation Committee, including an account comprised of units of our common shares. The cash investment accounts mirror the investment funds and investment returns provided under our qualified defined contribution 401(k) plan, although the plans are not linked. The number of units credited to the share unit account is based on the closing price of our common shares on the day the share units are credited to the account and includes additional share units credited for quarterly dividends paid on our common shares.

Distributions are made in either a lump sum or installments based upon the executive officer’s annual election. An executive officer may elect to receive payment in the form of a single lump sum or periodic payments over a period of 5, 10 or 15 years. At least 12 months prior to a distribution, an executive officer may make an election to change the payment date or form of payment, provided that the distribution occurs at least 5 years after the original date of distribution.

The Internal Revenue Service places limits on amounts that “highly compensated employees,” such as our executive officers, may contribute to 401(k) plans. Correspondingly, because of these limits, matching contributions to the 401(k) plan accounts of our executive officers in Fiscal Year 2011 were limited. In order to restore any matching contribution amount that may have been forgone by our executive officers because of this limitation, we provide executive officers the opportunity to capture this potentially lost match in the deferred compensation plan. This restoration match is made to the executive officers who defer all or a portion of their base salary.

The primary benefit to our executive officers who participate in the deferred compensation plans is that most taxes are deferred on deferred amounts until the executive officer’s account balance is distributed, so savings accumulate on a pre-tax basis.

The Compensation Committee may accelerate the distribution of part or all of one or more of an executive officer’s deferred account for reasons of a severe financial hardship that cannot be met using other financial resources. If an executive officer dies, payment will be made to an executive officer’s beneficiary. For all distributions, cash will be paid with respect to the cash accounts and our common shares will be issued equal to the number of share units in the executive officer’s share unit account.

In order to permit deferrals and payouts that comply with Section 409A of the Internal Revenue Code, we adopted the 2005 Deferred Compensation Plan effective for deferrals by the executive officers after January 1, 2005. On December 10, 2008, the Compensation Committee adopted the Amended and Restated 2005 Deferred Compensation Plan to bring the plan into compliance with final rules issued under Section 409A.

The investment options under the 2005 Deferred Compensation were identical for Fiscal Years 2009, 2010 and 2011. There were seven investment funds that a named executive officer could choose in Fiscal Year 2011 with annual rates of return for the year ended October 31, 2011 ranging from -4.82% to 19.98%.

Investment Funds	2009 Return %	2010 Return %	2011 Return %
Investment Contract	3.58%	3.50%	3.29%
Money Market (B)	0.08%	0.04%	0.08%
Large Cap Value (500 Index B)	8.59%	9.69%	7.62%
Large Cap Blend (Equity-Income)	9.06%	8.29%	5.57%
Large Cap Growth (Blue Chip Growth)	20.16%	15.05%	6.88%
International Equity Index (B)	30.35%	4.77%	-4.82%
Nordson Stock (includes dividends)	45.98%	49.65%	19.98%

POTENTIAL PAYMENTS UPON TERMINATION

The following narrative and tables reflect the impact a loss of employment in each of the following scenarios has on executive compensation and benefits: termination for cause or voluntary separation, death, long-term disability, retirement, termination without cause or for good reason and payments in connection with a termination following a change-in-control.

Payments Made Upon All Terminations

Our executive officers would receive the following payments upon a termination of employment due to death, disability, retirement, termination without cause or for good reason:

•	base salary earned but not yet paid as of the date of termination;

•	Annual Cash Incentive Plan payout earned but not yet paid as of the date of termination; and

•	Long-Term Incentive Plan payouts for the most recently completed three-year performance period not yet paid as of the date of termination.

Payout of account balances of our executive officers’ deferred compensation plan accounts, qualified and excess defined benefit pension plans and qualified defined contribution (401(k)) plan would be made under the distribution provisions of those plans.

Payments Upon Termination for Cause or Voluntary Termination

Our executive officers receive the payments described above under “Payments Made Upon All Terminations.” No additional or enhanced payments would be made to an executive officer.

Payments Upon Termination Due to Death

In addition to the payments described above under “Payments Made Upon All Terminations,” the estate or beneficiaries of an executive officer would receive the following:

•

a death benefit that includes amounts provided by us as an insurance benefit in the event of the employee’s death available to all U.S.-based salaried employees and additional amounts elected and paid for by each executive officer who has elected optional insurance coverage; and

•	pro-rated payouts for the 2010-2012 and 2011-2013 Long-Term Incentive Plan performance periods. Payouts would be determined at the conclusion of the respective performance period.

•	pro-rata payout of unvested restricted shares based on months of service since the grant date.

Payments Upon Termination Due to Long-Term Disability

Our executive officers will receive all the payments described above in the “Payments Made Upon All Terminations” and the following:

•	monthly income replacement benefits (60% of base salary up to age 65) under a long-term disability plan available to all U.S.-based salaried employees;

•	24 months of health care coverage based on the COBRA rates applicable to an executive officer; and

•	pro-rated payouts for the 2010-2012 and 2011-2013 Long-Term Incentive Plan performance periods. Payouts would be determined at the conclusion of the respective performance period.

•	pro-rata payout of unvested restricted shares based on months of service since the grant date.

The disability benefit payable under the long-term disability plan is funded through a group life insurance policy. Any amounts due to an executive officer above the maximum disability payment provided by the long-term disability policy ($25,000 per month) would be paid from our general assets.

Payments Upon Termination Due to Retirement at Normal Retirement Age

Upon retirement, our named executive officers will receive the payments described above under “Payments Made Upon All Terminations” and the following:

•	pro-rated payouts for the 2010-2012 and 2011-2013 Long-Term Incentive Plan performance periods. Payouts would be determined at the conclusion of the respective performance period.

•	payout of all unvested restricted shares.

Payments Upon Termination Without Cause or for Good Reason

If we terminate an executive officer’s employment without cause, an executive officer will receive the payments described above under “Payments Made Upon All Terminations.” We have no contractual obligation to provide severance payments or benefits to an executive officer whose employment is terminated without cause, other than with respect to Mr. Hilton under his employment agreement, and for all executive officers in the event we terminate the executive officer’s employment without cause or the executive officer initiates the termination for good reason following a change-in-control. The terms cash and amount of the severance payment due Mr. Hilton in the event of a termination without cause or a resignation for good reason are discussed under the caption “Severance Agreements” in the Compensation Discussion and Analysis of this Proxy Statement.

If any negotiated severance arrangement were entered into between us and an executive officer for severance payments, we would require the executive officer to sign a general release and waiver of claims against us and would typically require compliance with confidentiality and non-compete restrictions. Any agreed-upon severance payment will be subject to delay in the commencement of payments required by Section 409A of the Internal Revenue Code.

Payments in Connection with a Termination following a Change-in-Control

A change-in-control occurs if and when:

•

subject to certain exceptions, any “person” (as such term is used in Sections 13(d)(3) and 14(d)(2) of the Securities Exchange Act of 1934) is or becomes a beneficial owner, directly or indirectly, of securities representing 25% or more of the combined voting power of our then outstanding securities eligible to vote for the election of the Board of Directors;

•

during any period of 24 consecutive months, individuals who at the beginning of such 24-month period were our directors, which we refer to as the incumbent board, cease to constitute at least a majority of the Board of Directors, unless the election, or nomination for election, of any person becoming a director subsequent to the beginning of such 24-month period was approved by a vote of at least two-thirds of the incumbent board;

•	our shareholders approve a plan of complete liquidation or dissolution;

•	all or substantially all of our assets are sold in a single transaction or a series of related transactions to a single purchaser or a group of affiliated purchasers; or

•

we are merged with another corporation and, as a result, securities representing less than 50% of the combined voting power of the surviving or resulting corporation’s securities (or of the securities of a parent corporation in case of a merger in which the surviving or resulting corporation becomes a wholly-owned subsidiary of the parent corporation) are owned in the aggregate by holders of our securities immediately prior to such merger or consolidation.

A change-in-control results in the vesting of all equity grants which are not vested at the date of a change-in-control:

•	unvested stock options;

•	unvested restricted shares; and

•	unvested long-term performance plan performance share units based on the level of performance achieved as of the date of a change-in control.

The retention agreements in effect on October 31, 2011 and discussed in Part II of the Compensation Discussion and Analysis section of this Proxy Statement under the caption “Change-in-Control Agreements” require two triggering events before any severance payments are made to an executive officer:

•	a change-in-control (as defined above); and

•	subsequent termination of the executive officer’s employment without cause by the Company or by the executive officer for good reason.

Each retention agreement provides that, if the employment of the executive officer is terminated during the two years following a change-in-control without “cause” or by the executive officer for “good reason” (as described below), the executive officer receives the following payments and benefits in addition to those payments described above under “Payments Made Upon All Terminations:”

•	lump sum cash payment equal to two times the sum of the executive officer’s annual base salary and annual cash incentive compensation (at the target payout);

•	continuation of welfare benefits (e.g., medical, life insurance, disability coverage) for up to two years;

•	up to $50,000 of professional outplacement services;

•	two additional years of age and two additional years of service credit under the Defined Benefit Pension Plan and Excess Defined Benefit Pension Plan; and

•	if applicable, a payment to offset the effect, if any, of the excise tax imposed by the Internal Revenue Code on such severance payments.

“Cause” is defined as (i) the executive officer committing an act of fraud, embezzlement, theft, or other similar criminal act constituting a felony and involving our business, or (ii) except by reason of incurring a disability, the executive officer breaches his agreement to devote his business time, energy, and talent to the business of and to the furtherance of the purposes and objectives of the Company to generally the same extent as the executive officer so devoted his business time, energy, and talent before the change-in-control and fails to cure that breach within 30 days of receipt of written notice of that breach from our Board of Directors.

“Good reason” for termination of employment initiated by the executive officer is defined as any of the following circumstances occurring during the two-year period following a change-in-control without the executive officer’s express written consent:

(i)	a reduction in the executive officer’s base annual salary from that provided immediately before the change-in-control;

(ii)	a failure by us to make available to the executive officer compensation plans, employee pension plans, and employee welfare benefit plans and other benefits and perquisites that provide opportunities to receive overall compensation and benefits and perquisites at least equal to the opportunities for overall compensation and benefits and perquisites that were available to the executive officer immediately before the change-in-control;

(iii)	a change in the location of the executive officer’s principal place of employment by more than 50 miles from the location where the executive officer was principally employed immediately before the change-in-control;

(iv)	a significant increase in the frequency or duration of the executive officer’s business travel; or

(v)	a material and adverse change in the authorities, powers, functions, or duties attached to the executive officer’s position from those authorities, powers, functions, and duties as they existed immediately before the change-in-control (but a change in the office or officer to whom the executive officer reports will not, in itself, be deemed to be a material adverse change in the executive officer’s authorities, powers, functions, or duties for these purposes).

The following tables reflect the estimated dollar value of severance; vested but unexercised stock options; accelerated unvested share awards; deferred compensation plan account balances; in-process long-term incentive plan performance share unit awards; excess pension benefits; health care continuation; outplacement benefits; and gross-up of taxes levied on severance payments in each of the following scenarios: voluntary separation; death, long-term disability or retirement; termination by the Company without cause; and termination following a change-in-control. With the assumption that a change-in-control and termination occur simultaneously on the same day — October 31, 2011, we have included the estimated value of accelerated unvested equity in the “Termination After a Change-in-Control” column. The actual amounts that would be paid to the named executive officers under each scenario can only be determined at the actual time of termination.

In estimating the amounts reflected in the following tables, we also used the following general assumptions and principles:

•

no amounts for 2011 base salary or payouts under the Annual Cash Incentive Plan and Fiscal Year 2009-2011 Long-Term Incentive Plan are included in the following tables because the amounts are already earned as of October 31, 2011 and are not enhanced by any of the triggering events;

•	amounts were calculated based on each named executive officer’s age, compensation and years of service as of October 31, 2011;

•	the value of our common shares on October 31, 2011 was $46.37 per share;

•	unvested stock options that vest upon a change-in-control were valued at an amount per share equal to the difference between $46.37 and the grant price per share for each of the stock options;

•

no amounts were included for account balances in our qualified defined contribution 401(k) plan because this plan is available to all U.S.-based salaried employees who have worked the minimum amount of hours required to receive this benefit;

•	the value of benefits and payments that are generally available to all employees on a non-discriminatory basis are not included;

•

the value of the Long-Term Incentive Plan performance share units for termination due to death, disability and retirement at or after normal retirement age was determined using payout at target performance;

•

the total value of accelerated unvested restricted and/or performance shares is based on shares outstanding as of October 31, 2011 as shown in the “Outstanding Equity Awards at Fiscal Year End 2011” table. Value is determined by multiplying the number of shares by the closing price of our common shares on October 31, 2011;

•

none of the named executive officers is qualified to receive a pension benefit as of October 31, 2011. The actuarial present value of the deferred vested benefit under our Salaried Employees Pension Plan for each named executive officer may be found in the “Pension Benefits for Fiscal Year 2011” table; and

•

calculation of post-termination payout of the Excess Defined Benefit Pension Plan assumes a lump sum payout. Other assumptions used in the calculation are noted in footnote 2 to the “Pension Benefits for Fiscal Year 2011” table. The payout amount in the event of a qualifying termination following a change-in-control reflects an additional two years of age and two years of service.

	Voluntary Separation	Death, Long-Term Disability, or Retirement	Termination without Cause or for Good Reason (1)		Termination after a Change-in- Control
Michael F. Hilton
Severance (Cash)	—	—	2,800,000	(1)	2,800,000
Stock Options (Vested but not exercised)	271,154	271,154	271,154		271,154
Stock Options (Unvested)	—	—	—		965,992
Restricted Stock (Unvested)	—	665,039	317,264		734,594
Deferred Compensation	140,097	140,097	140,097		140,097
Long-Term Incentive Plan Awards:
FY2010-2012	—	755,336	755,336		1,133,005
FY2011-2013	—	278,220	278,220		834,660
Excess Defined Pension Benefit	441,956	441,856	441,856		1,046,293
Health Care Benefits	—	—	—		22,876
Professional Outplacement Services	—	—	—		50,000
Excise and Related Income Tax Gross Up	—	—	—		3,368,253
Total Payments or Benefits	853,107	2,551,702	5,003,927		11,366,923

(1)	As described earlier in this section under the caption “Payments Upon Termination Without Cause or for Good Reason,” Mr. Hilton is the only named executive officer that may terminate his employment “for good reason,” absent a change-in-control.

	Voluntary Separation	Death, Long-Term Disability, or Retirement	Termination without Cause	Termination after a Change-in- Control
Gregory A. Thaxton
Severance (Cash)	—	—	—	1,056,000
Stock Options (Vested but not exercised)	67,694	67,694	67,694	67,694
Stock Options (Unvested)	—	—	—	736,652
Restricted Stock (Unvested)	—	213,333	136,050	228,790
Deferred Compensation	374,533	374,533	374,533	374,533
Long-Term Incentive Plan Awards:
FY2010-2012	—	185,480	185,480	278,220
FY2011-2013	—	61,827	61,827	185,480
Excess Defined Pension Benefit	595,147	595,147	595,147	772,258
Health Care Benefits	—	—	—	23,373
Professional Outplacement Services	—	—	—	50,000
Excise and Related Income Tax Gross Up	—	—	—	1,450,421
Total Payments or Benefits	1,037,394	1,498,014	1,420,730	5,223,421

	Voluntary Separation	Death, Long-Term Disability, or Retirement	Termination without Cause	Termination after a Change-in- Control
John J. Keane
Severance (Cash)	—	—	—	1,122,000
Stock Options (Vested but not exercised)	839,149	839,149	839,149	839,149
Stock Options (Unvested)	—	—	—	1,250,826
Restricted Stock (Unvested)	—	386,417	278,220	408,056
Deferred Compensation	1,133,122	1,133,122	1,133,122	1,133,122
Long-Term Incentive Plan Awards:
FY2010-2012	0	247,307	247,307	370,960
FY2011-2013	0	86,557	86,557	259,672
Excess Defined Pension Benefit	1,806,060	1,086,060	1,086,060	1,339,836
Health Care Benefits	—	—	—	23,373
Professional Outplacement Services	—	—	—	50,000
Excise and Related Income Tax Gross Up	—	—	—	2,738,971
Total Payments or Benefits	3,058,331	3,778,612	3,670,415	9,535,965

	Voluntary Separation	Death, Long-Term Disability, or Retirement	Termination without Cause	Termination after a Change-in- Control
Peter G. Lambert
Severance (Cash)	—	—	—	912,000
Stock Options (Vested but not exercised)	—	—	—	—
Stock Options (Unvested)	—	—	—	654,013
Restricted Stock (Unvested)	—	193,270	123,715	207,181
Deferred Compensation	36,176	36,176	36,176	36,176
Long-Term Incentive Plan Awards:
FY2010-2012	—	145,293	145,293	217,939
FY2011-2013	—	58,735	58,735	176,206
Excess Defined Pension Benefit	544,000	544,000	544,000	717,015
Health Care Benefits	—	—	—	16,026
Professional Outplacement Services	—	—	—	50,000
Excise and Related Income Tax Gross Up	—	—	—	966,351
Total Payments or Benefits	580,176	977,474	907,919	3,952,907

	Voluntary Separation	Death, Long-Term Disability, or Retirement	Termination without Cause	Termination after a Change-in- Control
Douglas C. Bloomfield
Severance (Cash)	—	—	—	775,000
Stock Options (Vested but not exercised)	626,168	626,168	626,168	626,168
Stock Options (Unvested)	—	—	—	636,021
Restricted Stock (Unvested)	—	173,115	111,288	185,480
Deferred Compensation	1,126,267	1,126,267	1,126,267	1,126,267
Long-Term Incentive Plan Awards:
FY2010-2012	—	129,836	129,836	194,754
FY2011-2013	—	49,461	49,461	148,384
Excess Defined Pension Benefit	634,305	634,305	634,305	821,606
Health Care Benefits	—	—	—	23,373
Professional Outplacement Services	—	—	—	50,000
Excise and Related Income Tax Gross Up	—	—	—	2,097,871
Total Payments or Benefits	2,386,740	2,739,152	2,677,325	6,684,924

APPENDIX A

AUDIT COMMITTEE REPORT

January 23, 2012

To: The Board of Directors of Nordson Corporation

Our Committee has reviewed and discussed with management the audited financial statements of the Company for the year ended October 31, 2011 (the “Audited Financial Statements”). In addition, we have discussed with Ernst & Young LLP (“E&Y”), the principal independent registered public accounting firm for the Company, the matters required by Codification of Statements on Auditing Standards No. 61, as amended, as adopted by Public Accounting Oversight Board in Rule 3200T.

The Committee also has received the written disclosures and the letter from E&Y required by Rule 3526 of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence. We have discussed with E&Y its independence from management and the Company, including the compatibility of non-audit services with E&Y’s independence.

Based on the foregoing review and discussions and relying thereon, we have recommended to our Board of Directors the inclusion of the Audited Financial Statements in our Annual Report on Form 10-K for the year ended October 31, 2011.

This Audit Committee report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 (the “Securities Act”) or the Securities Exchange Act of 1934 (the “Exchange Act”), except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under the Exchange Act.

This report has been furnished by the members of the Audit Committee:

Michael J. Merriman, Jr., Chairman

Randolph W. Carson

Dr. David W. Ignat

Victor L. Richey, Jr.

YOUR VOTE IS IMPORTANT. PLEASE VOTE YOUR PROXY ACCORDING TO THE INSTRUCTIONS ON THE PROXY CARD.

NORDSON CORPORATION 28601 CLEMENS ROAD WESTLAKE, OH 44145-1119

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M39618-Z56791                         KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

NORDSON CORPORATION		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR Proposals 1, 2 and 3:
	Proposal 1. To elect as directors three nominees to the	☐	☐	☐
class whose terms will expire in 2015:
Nominees:
01) Michael J. Merriman, Jr.
02) Frank M. Jaehnert
03) Arthur L. George, Jr.
							For	Against	Abstain
	Proposal 2. Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending October 31, 2012.						☐	☐	☐
	Proposal 3. To cast an advisory vote related to Nordson Corporation’s executive compensation program.						☐	☐	☐
Note: Such other business as may properly come before the meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement, Annual Report and Shareholder Letter are available at www.proxyvote.com.

M39619-Z56791

NORDSON CORPORATION

Annual Meeting of Shareholders

February 28, 2012 8:30 a.m.

This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Lee C. Banks, Randolph W. Carson and Victor L. Richey, Jr. or any of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of NORDSON CORPORATION that the shareholder(s) or Plan Participants is/are entitled to vote at the Annual Meeting of Shareholders at the Atlanta Marriott Alpharetta, 5750 Windward Parkway, Alpharetta, Georgia 30005.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

In order to ensure that your securities are voted as you wish, if you are a shareholder of record, the proxy must be voted by 11:59 P.M. Eastern Standard Time, February 27, 2012.

IMPORTANT NOTICE TO PARTICIPANTS IN THE EMPLOYEES’ SAVINGS TRUST PLAN

New York Life Trust Company, as Trustee of the Nordson Employees’ Savings Trust Plan, has been requested to forward to you the enclosed proxy material relative to the securities held by us in your account but not registered in your name. Such securities can be voted only by us as holder of record. We shall be pleased to vote your securities in accordance with your wishes if you will execute this form and return it to us promptly in the enclosed business reply envelope. It is understood that, if you sign without otherwise marking the form, the securities will be voted as recommended by the Board of Directors on all matters to be considered at the meeting.

For this meeting, the extend of our authority to vote your securities in the absence of your instructions, as directed by the Nordson Employees’ Savings Trust Plan, is that securities for which no voting instructions have been given shall be voted in the same ratio as the ratio in which the total shares with respect to which timely directions were received were voted in such matters. In order to ensure that your securities were voted as you wish, the proxy must be voted by 11:59 P.M. Eastern Standard Time, February 23, 2012.

Continued and to be signed on reverse side